UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.         )

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athenahealth, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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April 27, 2017
Dear Shareholder:
You are cordially invited to attend the 2017 Annual Meeting of Shareholders of athenahealth, Inc. to be held on Wednesday, June 7, 2017, at 5:00 p.m. Eastern Time, at our headquarters at 311 Arsenal Street, Watertown, Massachusetts 02472. Directions to our headquarters can be found on the last page of the Proxy Statement.
Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to shareholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. This delivery process will allow us to provide shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 27, 2017, we will begin mailing to our shareholders a Notice of Internet Availability containing instructions on how to access or request a copy of our Proxy Statement for the 2017 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2016.
The Notice of 2017 Annual Meeting of Shareholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of athenahealth, Inc. I look forward to greeting as many of our shareholders as possible at the Annual Meeting.

Sincerely,

Jonathan Bush
Chief Executive Officer, President, and Chairman of the Board of Directors

athenahealth, Inc.
NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Wednesday, June 7, 2017 5:00 p.m. Eastern Time
Place:	athenahealth, Inc. headquarters 311 Arsenal Street Watertown, MA 02472
Items of Business:
1. Elect three directors, Amy Abernethy, Jonathan Bush, and Brandon Hull, to serve as Class I directors for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. Hold an advisory vote to approve the compensation of our named executive officers;

4. Hold an advisory vote on the frequency of the advisory vote to approve executive compensation; and

5. Transact other business as may properly come before the meeting.

Record Date:	You are entitled to vote only if you were a shareholder as of the close of business on April 10, 2017.
Voting:
Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

Dan Haley
Senior Vice President, General Counsel and Secretary

In this Proxy Statement, the terms “athenahealth,” “we,” “us,” and “our” refer to athenahealth, Inc. The mailing address of our principal executive office is athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

athenahealth, Inc.
311 Arsenal Street
Watertown, Massachusetts
April 27, 2017

PROXY STATEMENT
GENERAL INFORMATION
Our board of directors (the “Board of Directors”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2017 Annual Meeting of Shareholders (the “Annual Meeting”).
Internet Availability of Proxy Materials
We are providing access to our proxy materials on the Internet. On April 27, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders, unless they requested a printed copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, the materials will include a proxy card for the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders
This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which we refer to as the Annual Report, are available at www.proxyvote.com. You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. A copy of our Annual Report, excluding exhibits, may be obtained by shareholders, without charge, by written request to the attention of our Secretary at 311 Arsenal Street, Watertown, MA 02472.
Who May Vote
You are entitled to vote at the Annual Meeting only if you owned shares of athenahealth common stock at the close of business on April 10, 2017, which is referred to as the “record date.” Each share entitles its owner to one vote.
Quorum
The holders of a majority of shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted “for”, “abstain”, “against”, and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. On April 10, 2017, the record date, there were 39,828,612 shares of athenahealth common stock outstanding. No shares of athenahealth preferred stock were outstanding on the record date.
How to Vote
Shareholders of record (e.g., shareholders who hold their shares in their own name) can vote in the following ways:

•	Via Internet: You can vote online at: www.proxyvote.com by following the instructions in the Notice.

•	By Phone: You can vote by telephone by following the instructions in the Notice.

•	By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.

•	In Person: You can vote by attending the Annual Meeting, or sending a person with an appropriate proxy, to vote by ballot.
If your shares are held in “street name” (e.g., the name of a bank, broker, trustee, or nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, broker, trustee, or nominee that holds your shares.
If you have any questions about voting, please call Okapi Partners LLC at (877) 629-6356.
Revoking a Proxy
If you are a shareholder of record, you may revoke your proxy by (1) entering a new vote over the Internet, by telephone, or by mail before the Annual Meeting, (2) providing a written notice of revocation to our Secretary prior to the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices, athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary. If a bank, broker, trustee, or nominee holds your shares, you must contact them in order to find out how to change your vote.
Required Vote
Under our Amended and Restated Bylaws, which we refer to in this Proxy Statement as our Bylaws, any proposal, including for a director nominee in an uncontested election of directors, is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or Bylaws. The director elections for the Annual Meeting are uncontested elections and, accordingly, each director nominee must be elected by a majority of votes cast in that election. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How Shares Will Be Voted
Your shares will be voted in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.
If your shares are held in “street name” by a bank, broker, trustee, or nominee, your bank, broker, trustee or nominee is required to vote your shares according to your instructions. If you do not give instructions to your bank, broker, trustee, or nominee, the bank, broker, trustee, or nominee will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1, 3, and 4 are “non-discretionary” items. If you do not instruct your bank, broker, trustee, or nominee how to vote with respect to those proposals, your bank, broker, trustee, or nominee may not vote for those proposals, and those votes will be counted as broker “non-votes.” In contrast, we believe that Proposal 2 is considered to be a discretionary item, and your bank, broker, trustee, or nominee will be able to vote on this proposal even if it does not receive instructions from you.
Other Matters
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
Expenses of Solicitation
Our Board of Directors is making this solicitation and we will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have engaged Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.
Procedure for Submitting Shareholder Proposals
Shareholder proposals intended to be presented at the next annual meeting of our shareholders must satisfy the requirements of the notice procedures set forth in our Bylaws. To be timely for our next annual meeting of shareholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on February 7, 2018 and March 9, 2018. If the date of the next annual meeting of shareholders is scheduled to take place before May 8, 2018 or after August 6, 2018, notice by the shareholder must be delivered on or before the later of (1) the close of business on the 90th calendar day prior to such annual meeting or (2) the close of business on the 10th calendar day following the day on which public disclosure of the date of such meeting is first made (or if that day is not a business day, on the next succeeding business day).
In addition, any shareholder proposal intended to be included in the Proxy Statement for the next annual meeting of our shareholders must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received not later than December 28, 2017. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s Proxy Statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of our common stock as of April 10, 2017 for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers, which we refer to as NEOs; each of our directors and nominees; and all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 39,828,612 shares of our common stock outstanding as of April 10, 2017. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 10, 2017, including upon the exercise of stock options or the vesting of restricted stock units (“RSUs”). These stock options and RSUs are deemed outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
FMR LLC(2) 245 Summer Street Boston, MA 02210	5,919,040	14.9%
Janus Capital Management LLC(3) 151 Detroit Street Denver, CO 80206	5,738,783	14.4%
Morgan Stanley(4) 1585 Broadway New York, NY 10036	4,075,574	10.2%
Wellington Management Company LLP(5) 280 Congress Street Boston, MA 02210	3,429,489	8.6%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	2,916,713	7.3%
Sands Capital Management, LLC(7) 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209	2,749,185	6.9%
Capital Research Global Investors(8) 333 South Hope Street Los Angeles, CA 90071	2,691,329	6.8%
Vanguard Specialized Funds - Vanguard Health Care Fund(9) 100 Vanguard Blvd. Malvern, PA 19355	2,294,365	5.8%
Jonathan Bush(10)	1,099,187	2.8%
Karl Stubelis(11)	4,967	*
Stephen N. Kahane, M.D., M.S.(12)	49,910	*
Ed Park	15,529	*
Timothy O’Brien	3,398	*
Amy Abernethy, M.D., Ph.D.	2,649	*
Brandon Hull(13)	27,552	*
Dev Ittycheria	11,542	*
John A. Kane(14)	27,913	*
Jacqueline B. Kosecoff, Ph.D.	8,979	*
David E. Robinson(15)	11,700	*
Thomas J. Szkutak	1,160	*
All directors and executive officers as a group (15 persons)(16)	1,272,263	3.2%

*	Represents beneficial ownership of less than one percent of outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

(2)
Based solely on a Schedule 13G/A filed on February 14, 2017, by FMR LLC; Abigail P. Johnson, Chairman of FMR LLC; and Fidelity OTC Portfolio reporting beneficial ownership as of December 31, 2016. FMR LLC reported sole voting power over 459,402 shares and sole dispositive power over 5,919,040 shares. Members of the Johnson family, including Abigail P. Johnson, together own approximately 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (together, the Fidelity Funds) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees.

(3)
Based solely on a Schedule 13G/A filed on February 13, 2017, by Janus Capital Management LLC reporting beneficial ownership as of December 31, 2016. The shareholder reported sole voting power and sole dispositive power over 5,737,683 shares and shared voting power and shared dispositive power over 1,100 shares. Janus Capital has a direct 97.11% ownership stake in INTECH Investment Management and a direct 100% ownership stake in Perkins Investment Management LLC. Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of the Schedule 13G/A. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, referred to as Managed Portfolios). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 5,737,683 shares held by such Managed Portfolios. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 1,100 shares held by such Managed Portfolios. However, Janus Capital and INTECH do not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaim any ownership associated with such rights.

(4)
Based solely on a Schedule 13G/A filed on February 10, 2017, by Morgan Stanley and Morgan Stanley Investment Management, Inc. reporting beneficial ownership as of December 31, 2016. The entities reported the following beneficial ownership: (i) 4,075,574 shares beneficially owned by Morgan Stanley, with sole voting power over 4,040,098 shares and shared dispositive power over all of the shares, and (ii) 4,075,574 shares beneficially owned by Morgan Stanley Investment Management, Inc., with sole voting power over 4,040,098 shares and shared dispositive power over all of the shares.

(5)
Based solely on a Schedule 13G/A filed on February 9, 2017, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP (together, the Wellington Funds), and Wellington Management Company LLP reporting beneficial ownership as of December 31, 2016. The entities reported the following beneficial ownership: (i) 3,429,489 shares beneficially owned by the Wellington Funds, with shared voting power over 684,331 shares and shared dispositive power over all of the beneficially-owned shares, and (ii) 3,347,399 shares beneficially owned by Wellington Management Company LLP, with shared voting power over 662,026 shares and shared dispositive power over all of the beneficially-owned shares.

(6)
Based solely on a Schedule 13G/A filed on February 9, 2017, by The Vanguard Group reporting beneficial ownership as of December 31, 2016. The shareholder reports beneficial ownership of 2,916,713 shares, with sole voting power over 22,883 shares, shared voting power over 4,454 shares, sole dispositive power over 2,891,276 shares, and shared dispositive power over 25,437 shares. Includes 20,983 shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts, and 6,354 shares held by Vanguard Investments Australia, Ltd., as a result of its serving as investment manager of Australian investment offerings.

(7)
Based solely on a Schedule 13G/A filed on February 14, 2017, by Sands Capital Management, LLC, reporting beneficial ownership as of December 31, 2016. The shareholder reports sole voting power over 2,049,658 shares and sole dispositive power over all of the shares.

(8)
Based solely on a Schedule 13G/A filed on February 13, 2017, by Capital Research Global Investors, a division of Capital Research and Management Company, reporting beneficial ownership as of December 31, 2016. The shareholder reports sole voting and dispositive powers over all the shares.

(9)
Based solely on a Schedule 13G filed on February 13, 2017 by Vanguard Specialized Funds - Vanguard Health Care Fund reporting beneficial ownership as of December 31, 2016. The shareholder reports sole voting power over all of the shares and no dispositive powers.

(10)
Includes 783,380 shares issuable to Mr. Bush upon exercise of stock options. Excludes 103,424 shares held by the Bush 2004 Gift Trust for the benefit of certain of Mr. Bush’s children, for which trust Carl B. Byers and Stephanie Seldon serve as co-trustees and who, acting together by unanimous consent, have the sole voting and dispositive power over such shares. Excludes 27,998 shares held by the Oscar W. Bush 2007 Gift Trust, the beneficiary of which is Mr. Bush’s child, for which trust Carl B. Byers serves as trustee and has sole voting and dispositive power over such shares. Includes 155,320 shares pledged by Mr. Bush as collateral for a personal payment obligation, pursuant to a pledge agreement entered into by Mr. Bush on March 6, 2017.

(11)	Includes 3,125 shares issuable to Mr. Stubelis upon vesting of RSUs.

(12)	Includes 26,507 shares issuable to Dr. Kahane upon exercise of stock options.

(13)	Includes 15,565 shares issuable to Mr. Hull upon exercise of stock options.

(14)	Includes 20,080 shares issuable to Mr. Kane upon exercise of stock options.

(15)	Includes 10,000 shares issuable to Mr. Robinson upon exercise of stock options.

(16)	Includes an aggregate of 858,144 shares issuable upon exercise of stock options and 3,125 shares upon vesting of RSUs held by our directors and executive officers.

DIRECTORS AND EXECUTIVE OFFICERS
The following table identifies our directors and executive officers and sets forth their current position(s) at athenahealth and their ages as of April 27, 2017.

Name	Age	Position
Jonathan Bush	48	Chief Executive Officer, President, and Chairman of the Board of Directors
Amy Abernethy, M.D., Ph.D.	48	Director
Brandon Hull	56	Lead Director
Dev Ittycheria	50	Director
John A. Kane	64	Director
Jacqueline B. Kosecoff, Ph.D.	67	Director
Ed Park	42	Director
David E. Robinson	73	Director
Thomas J. Szkutak	56	Director
Stephen N. Kahane, M.D., M.S.	59	Executive Vice President, President, Client Organization
Prakash Khot	47	Executive Vice President and Chief Technology Officer
Kyle Armbrester	32	Senior Vice President and Chief Product Officer
Dan Haley	44	Senior Vice President, General Counsel, and Secretary
Timothy O’Brien	41	Senior Vice President and Chief Marketing Officer
Karl Stubelis	51	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer
Set forth below are the biographies of each director and executive officer, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by our nominating and corporate governance committee.
Jonathan Bush has served as our Chief Executive Officer, President, and Chairman of the Board of Directors since he co-founded athenahealth in 1997. Previously, Mr. Bush served as an emergency medical technician for the City of New Orleans, trained as a medic in the U.S. Army, and worked as a management consultant with Booz Allen & Hamilton, a provider of management and technology consulting services to the United States government. Mr. Bush received his B.A. in the College of Social Studies from Wesleyan University and his M.B.A. from Harvard Business School. As a founder of athenahealth, Mr. Bush has extensive knowledge of all aspects of our business, including our day-to-day operations. His history with us, combined with his business and leadership skills, led our Board of Directors to conclude that he should be nominated to serve as a director and as Chairman of the Board of Directors.
Amy Abernethy, M.D., Ph.D. has served as a member of our Board of Directors since October 2013. Dr. Abernethy has served as chief medical officer and senior vice president of oncology at Flatiron Health, Inc., a healthcare technology company (“Flatiron”), since July 2015. Before joining Flatiron, she was a professor of medicine in the Duke University School of Medicine from November 2008 to July 2015 and ran the Center for Learning Health Care in the Duke Clinical Research Institute from March 2012 to July 2015. She was also director of the Duke Cancer Care Research Program in the Duke Cancer Institute between 2008 and 2015. She also holds the title of adjunct professor of medicine in the Duke University School of Medicine, and previously held a number of progressive faculty and clinical roles at Duke University and Flinders University of South Australia. Dr. Abernethy received her B.A. in biochemistry from the University of Pennsylvania and her M.D. from the Duke University School of Medicine. She also received a Ph.D. from Flinders University of South Australia. Dr. Abernethy’s expertise in the practice and teaching of oncology and internal medicine, and her experiences with big data, clinical research, technology within health care settings, health analytics, and her passion to improve the experience of health care for both patients and providers, led our Board of Directors to conclude that she should be nominated to serve as a director.
Brandon Hull has served as a member of our Board of Directors since October 1999. Mr. Hull has served as general partner of Cardinal Partners, a venture capital firm he co-founded that specializes in health care and life-sciences investments, since October 1997. From 1991 to 1997, Mr. Hull served as principal of the Edison Venture Fund. Mr. Hull serves on the board of directors of several private organizations, including Awarepoint Corporation, Cureatr, Inc., Brighton Health Group, LLC, and Vitals, Inc. Mr. Hull received his B.A. from Wheaton College and his M.B.A. from The Wharton School at the University of Pennsylvania. Mr. Hull’s experience with health care services, health care information systems, and medical products and devices at Cardinal Partners, and on the boards of numerous health care and medical technology companies, led our Board of Directors to conclude that he should be nominated to serve as a director.
Dev Ittycheria has served as a member of our Board of Directors since July 2010. Mr. Ittycheria has served as the president and chief executive officer of MongoDB, Inc., a database management system, since September 2014. He previously served as a managing director at OpenView Venture Partners from October 2013 to August 2014, and as a venture partner with Greylock Partners from February 2012 to June 2013. He also served as senior vice president and president of enterprise service management of BMC Software, Inc. (“BMC”), a business service management software company, from November 2008 to February 2010, and as BMC’s senior vice president, strategy and corporate development from April 2008 to October 2008. Prior to working at BMC, Mr. Ittycheria was co-founder, president, chief executive officer, and a director of BladeLogic, Inc., a data center automation software company, from August 2001 to April 2008, which was acquired by BMC in April 2008. He also serves as a director of AppDynamics, Inc. and DataDog, Inc. Mr. Ittycheria received his B.S. in electrical engineering from Rutgers University. Mr. Ittycheria’s experience in building high-growth technology businesses that create long-term sustainable value, together with his leadership ability, led our Board of Directors to conclude that he should serve as a director.
John A. Kane has served as a member of our Board of Directors since July 2007. Mr. Kane served as chief financial officer and treasurer of IDX Systems Corporation (“IDX”) from October 1984 until it was acquired by General Electric Healthcare in January 2006, after which he served as a vice president of General Electric Healthcare from January 2006 to December 2006.  In addition, Mr. Kane served as the vice president, finance and administration of IDX from October 1984 until May 2001, and then as its senior vice president, finance and administration from May 2001 until January 2006. While at IDX, Mr. Kane guided the company through more than a dozen acquisitions and at various times managed the finance, facilities, legal, human resources, and information systems functions for the company. Since his retirement in 2006, Mr. Kane has served as a director of several private organizations, and also served as a director of Merchants Bancshares, Inc. from 2005 to 2014. Prior to his employment with IDX, Mr. Kane worked as an audit manager at Ernst & Young LLP in Boston. Mr. Kane received his B.S. and a Master of Accountancy from Brigham Young University. Mr. Kane’s experience auditing financial statements at Ernst & Young LLP, directorships with other public companies, and experience as chief financial officer of a health care software technology company led our Board of Directors to conclude that he should serve as a director.
Jacqueline B. Kosecoff, Ph.D. has served as a member of our Board of Directors since June 2012. Dr. Kosecoff has served as managing partner at Moriah Partners, LLC, a private equity firm investing in health care, security, and sport industries with a focus on software, content, and services, since March 2012. Since March 2012, she has served as a senior advisor to Warburg Pincus and has been on the executive advisory board of SAP America since 2010. Previously, she served as a senior advisor from December 2011 to February 2012 at Optum, a leading information and technology-enabled health services business of UnitedHealth Group. Dr. Kosecoff served as chief executive officer of OptumRx from 2007 to 2011 and as chief executive officer of Ovations Pharmacy Solutions Division, another UnitedHealth Group company, from 2005 to 2007. She currently serves on the boards of directors of the following public companies: Sealed Air Corporation and STERIS Corporation. Previously, she served as a consultant to the World Health Organization’s Global Quality Assessment Programs, on the Institute of Medicine’s Board of Health Care Services, on the RAND Graduate School’s Board of Governors, on the boards of directors of CareFusion Corporation, City of Hope, and the Alliance for Aging, and as a professor at the School of Medicine and Public Health at the University of California, Los Angeles (UCLA). Dr. Kosecoff received her B.A. from UCLA, her M.S. in applied mathematics from Brown University, and her Ph.D. in research methods from UCLA. Dr. Kosecoff’s experience as a seasoned health care executive and her deep expertise in care coordination and data management led our Board of Directors to conclude that she should serve as a director.
Ed Park has served as a member of our Board of Directors since January 1, 2017. Prior to joining our Board of Directors, Mr. Park served as our Executive Vice President and Chief Operating Officer from July 2010 to December 2016. He previously served as our Chief Technology Officer from March 2007 to June 2010 and as our Chief Software Architect from 1998 to March 2007. Prior to joining us, he was a consultant for Viant, Inc. Mr. Park also serves on the board of directors of Castlight Health, Inc. He has been involved in numerous standards-defining industry groups, including the National Alliance for Health Information Technology and the Certification Commission for Health Information Technology. Mr. Park also serves on the Massachusetts Governors Council for IT Initiatives. Mr. Park received his B.A. magna cum laude from Harvard College in computer science. Mr. Park’s expertise and his extensive knowledge of our services, technology, and business operations gained through his tenure with us led our Board of Directors to conclude that he should serve as a director.

David E. Robinson has served as a member of our Board of Directors since January 2011. Mr. Robinson served as our Executive Vice President and Chief Operating Officer from February 2009 to July 2010 and as an executive advisor from July 2010 to December 2010. Prior to joining us, Mr. Robinson served as the executive vice president of SunGard Data Systems Inc., a global leader in software and processing solutions for financial services, higher education, and the public sector (“SunGard”), from 2002 to 2004. Mr. Robinson served as senior vice president of SunGard from 2000 to 2002, as a group chief executive officer of SunGard Investment Systems from 1997 to 2000, and as president of SunGard Investment Systems from 1993 to 1997. Mr. Robinson received his B.S. in chemical engineering from Carnegie Mellon University, his M.S. in chemical engineering from the University of Rochester, and his M.B.A. from the University of Chicago. Mr. Robinson’s experience as our former Chief Operating Officer, and his service in key management roles at other leading technology organizations, led our Board of Directors to conclude that he should serve as a director.
Thomas J. Szkutak has served as a member of our Board of Directors since June 2016. Mr. Szkutak served as senior vice president and chief financial officer at Amazon.com from October 2002 to June 2015. Prior to Amazon, Mr. Szkutak spent 20 years with General Electric (“GE”). He held a variety of positions at GE, including chief financial officer of GE Lighting from September 2001 to September 2002, finance director of GE Plastics Europe from March 1999 to September 2001, and executive vice president of finance at GE Asset Management (formerly known as GE Investments) from May 1997 to March 1999. Mr. Szkutak also spent several years living outside of the United States while at GE with assignments in Europe, Asia, and Australia and is a graduate of GE’s Financial Management Program. Mr. Szkutak received his B.S. in business administration from Boston University, where he graduated magna cum laude. Mr. Szkutak’s extensive experience in financial management and helping functions scale in a growth environment led our Board of Directors to conclude that he should serve as a director.
Stephen N. Kahane, M.D., M.S. has served as our Executive Vice President and President of our Client Organization since January 2015. Dr. Kahane served as President of our Enterprise Services Group from February 2011 to December 2014. Dr. Kahane’s career spans more than 30 years across companies that have delivered health care IT and automation solutions for physician practices, hospitals, and integrated delivery networks. Prior to joining us, Dr. Kahane was the chief executive officer of publicly-traded AMICAS, Inc., an image and information management solutions company, from 2004 to 2010. Dr. Kahane’s experience also includes roles as the chief executive officer of both VitalWorks Inc. and Datamedic Holding Corporation, and medical director and system development director of information at Johns Hopkins Medical Institution. He has worked with numerous private equity and venture capital firms, including serving as an operating/venture partner at both SV Life Sciences Advisors LLP and Bessemer Venture Partners. He is also a board member at private equity-backed RedBrick Health Corporation, a provider of health engagement and behavior change technology and technology-enabled services. Dr. Kahane received his M.S. in computer science from Johns Hopkins University and his M.D. from Emory University.
Prakash Khot has served as our Executive Vice President and Chief Technology Officer since February 2017. Mr. Khot served as Senior Vice President and Chief Technology Officer from January 2016 to February 2017. Prior to joining athenahealth, he served as the chief technology and product officer at Kaseya, Inc., a provider of IT automation software, from August 2013 until September 2015, where was responsible for the delivery of Kaseya’s cloud-based IT management platform. Mr. Khot previously served as the senior vice president of engineering at salesforce.com, inc., a provider of cloud-based CRM systems, from December 2012 through June 2013, where he led big data and analytics as well as the real-time collaboration efforts. Prior to that, he served as salesforce’s vice president of engineering from January 2007 through November 2012. Earlier, he was the founding chief technology officer of Dimdim and AIM, Inc., which were acquired by salesforce and Computer Associates, Inc., respectively. Mr. Khot received his B.S. in physics from Science College in Satara, Maharashtra, India and his M.C.A. from Shivaji University in Kolhapur, Maharashtra, India.
Kyle Armbrester has served as our Senior Vice President and Chief Product Officer since May 2015. He currently oversees the product management and service organizations for core services, athenaOne, spanning the entire continuum of care. From May 2015 to October 2016, Mr. Armbrester oversaw the development and commercialization of emerging products, the More Disruption Please, or MDP, accelerator and marketplace programs, and corporate development. Mr. Armbrester served as Director of Business Development from January 2012 through July 2013, then served as our Vice President of Business Development from July 2013 to May 2015, where he was responsible for strategic partnerships, mergers and acquisitions, and the MDP program. Prior to joining athenahealth, Mr. Armbrester held various roles related to technology and health technology consulting and strategy, and served as the chief information officer on the Charlie Baker gubernatorial campaign in Massachusetts. He also previously founded two cloud-based companies. Mr. Armbrester received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Dan Haley has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2015. Prior to his current role, Mr. Haley served as our Vice President of Government and Regulatory Affairs, and Assistant General Counsel, from August 2012 to September 2015.  Before joining athenahealth, Mr. Haley was a partner at the global law firm McDermott, Will & Emery from January 2007 to July 2012, where his practice focused on government and regulatory affairs, health information technology, and complex commercial litigation. Mr. Haley previously served in Massachusetts state government as deputy legal counsel and then deputy chief of staff to then-Governor Mitt Romney, and as Chief of Staff to Lieutenant Governor Kerry Healey. Early in his career, he practiced law at Goodwin Procter LLP in Boston.  Mr. Haley is a frequent blogger, speaker, and commentator on health IT and related issues, and serves on the board of directors of eHealth Initiative. He has held senior positions in a number of statewide political campaigns, in Massachusetts state government, and at several federal political committees. Mr. Haley received his B.A. from Middlebury College and his J.D. from Harvard Law School.
Timothy O’Brien has served as our Senior Vice President and Chief Marketing Officer since January 2016. Mr. O’Brien formerly served as the Vice President of Corporate Development from December 2010 to December 2015, where he oversaw business development, integration efforts, and marketing initiatives. Prior to December 2010, Mr. O’Brien held various roles within athenahealth, including Vice President of Corporate Strategy and Vice President of Enterprise Solutions and Operations. Before joining athenahealth, he held senior positions for former Massachusetts Governors Mitt Romney and Paul Cellucci, as well as Acting Governor Jane Swift. He also served as the campaign manager for two Massachusetts gubernatorial campaigns. Mr. O’Brien began his career at Arthur Andersen LLP.  Mr. O’Brien received his B.A. in finance from The Catholic University of America and his M.B.A. from Babson College.
Karl Stubelis has served as Senior Vice President and Chief Financial Officer since May 2016. Mr. Stubelis was appointed as our Chief Accounting Officer in July 2014, and has served as Treasurer of athenahealth since February 2016. Prior to his current role, Mr. Stubelis served as Vice President and Corporate Controller from September 2013 to May 2016, and served as our interim Chief Financial Officer from May 2014 to July 2014. Prior to joining athenahealth, Mr. Stubelis served as vice president, corporate controller, and chief accounting officer at Sapient Corporation, a marketing and consulting company, from September 2009 to September 2013, and as its director of financial operations from November 2004 to September 2009. From 1998 to 2004, Mr. Stubelis held a wide variety of leadership positions, structuring and driving finance teams in companies with momentous operating scale and intricacy. Mr. Stubelis received his B.S. from the University of Vermont and his M.B.A. from Suffolk University.
RELATED PERSON TRANSACTIONS
Policies for Approval of Related Person Transactions
Our Board of Directors has adopted a written policy that sets forth the policies and procedures to review and approve transactions, contracts, or other legal or business arrangements in which a director, director nominee, executive officer, holder of more than five percent of our voting securities, or the immediate family members of any of these persons (each of which we refer to as a “related person”) has a direct or indirect material interest. Our Board of Directors determined that our audit committee should administer the policy, since the audit committee also acts as our qualified legal compliance committee and as such oversees our regulatory compliance programs and procedures. Any amendments, modifications or supplements to the policy are recommended by our audit committee and subject to final approval by our Board of Directors.
Under the policy, transactions in excess of $120,000 in which we are a participant and in which any related person has a direct or indirect material interest, which we refer to as related person transactions, must be reviewed and approved by our audit committee or another independent body of our Board of Directors.
Our policy contains procedures intended to identify related person transactions for review and approval prior to consummation. However, if for any reason we enter into a transaction or arrangement without recognizing that it constitutes a related party transaction, the transaction will be reviewed by our audit committee or another independent body of our Board of Directors and, if deemed appropriate, ratified.
In considering the approval or ratification of any related person transactions, our audit committee consider the facts and circumstances regarding the transaction, including, among other things, the amounts involved, the relationship of the related person with us, and the terms that would be available in a similar transaction with an unaffiliated third party. The audit committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law.

Transactions with Related Persons

We have entered into an aircraft time sharing agreement with Mr. Bush related to his non-exclusive use of our Bombardier Challenger 300 aircraft and our Pilatus PC-12 aircraft. Under the agreement, Mr. Bush pays fees for each flight conducted under the agreement, including: (i) twice the cost of the fuel, oil, lubricants, and other additives used, (ii) all travel expenses of the flight crew, including food, lodging and ground transportation, (iii) hangar and tie-down costs away from the aircrafts’ base of operation, (iv) insurance obtained, (v) landing fees, airport taxes, and similar assessments, (vi) customs, foreign permit, and similar fees, (vii) in-flight food and beverages, (viii) passenger ground transportation, and (ix) flight planning and weather contract services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2016, our records, and other information, we believe the Reporting Persons complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2016, except that administrative oversight led to the late filing of a Statement of Changes of Beneficial Ownership of Securities (Form 4) for each of John A. Kane, Kyle Armbrester, Karl Stubelis, and Timothy O’Brien.
CORPORATE GOVERNANCE
Board Independence
At least annually, our Board of Directors evaluates all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with a director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board of Directors makes an annual determination of whether each director is independent within the meaning of SEC rules and the listing rules of the NASDAQ Global Select Market, or NASDAQ.
The Board of Directors has determined that each of our directors, except for Mr. Bush, as CEO, and Mr. Park, our former Chief Operating Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of NASDAQ and SEC rules. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of applicable NASDAQ and SEC rules, including Rule 10A-3(b)(1) under the Exchange Act. In making that determination, the Board of Directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships.
Code of Ethics
We have adopted a code of ethics, which we call our code of conduct, and which applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. The current version of the code of conduct is available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. A copy of the code of conduct may also be obtained, free of charge, upon a request directed to: athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary. We intend to disclose any amendment or waiver of a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website (available at http://www.athenahealth.com).
Corporate Governance Guidelines
The Board of Directors has adopted corporate governance guidelines to assist and guide its members in the exercise of their responsibilities. These guidelines are available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. We expect that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory, or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory, or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.
Majority Voting Standard and Director Resignation Procedures
In response to discussions with certain of our shareholders, the Board of Directors amended our Bylaws in March 2017 to provide for, among other things, a majority vote standard in uncontested elections of directors, as further described in this Proxy Statement under “Proposal 1 - Election of Directors.” The Bylaws also set forth resignation procedures for any director nominee currently serving as a director who does not receive a majority of votes cast “FOR” his or her election. Full details of our majority voting standard and resignation procedures are set forth in our Bylaws.
Board and Committee Meetings
The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring its approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During fiscal 2016, the Board of Directors held 11 meetings and acted via unanimous written consent one time. The Board of Directors has three standing committees:

•	the audit committee, which held seven meetings in fiscal 2016;

•	the compensation committee, which held six meetings in fiscal 2016; and

•	the nominating and corporate governance committee, which held five meetings in fiscal 2016.
During 2016, each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors upon which they served (during the periods that they served). The Board of Directors held three executive sessions of the independent directors during 2016. Executive sessions of the independent directors do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules. The lead director, Mr. Hull, presides as chair of these executive sessions.
Annual Meeting Attendance
It is our policy that members of the Board of Directors are encouraged to attend annual meetings of our shareholders. Last year, Ms. Kosecoff and Messrs. Bush, Ittycheria, Kane, and Robinson attended the annual meeting of shareholders.
Committees
Our Bylaws provide that the Board of Directors may delegate responsibility to committees. The Board of Directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board of Directors has adopted a written charter for each of these committees, which are available in the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm.
The table below shows the composition of the standing committees of the Board of Directors. Messrs. Bush and Park do not serve on any standing committee.

Director	Audit	Compensation	Nominating and Corporate Governance
Amy Abernethy	Member
Brandon Hull	Member
Dev Ittycheria		Member	Chair
John A. Kane	Chair
Jacqueline B. Kosecoff		Chair	Member
David E. Robinson	Member
Thomas J. Szkutak		Member	Member
Audit Committee
Dr. Abernethy and Messrs. Hull, Kane, and Robinson currently serve on the audit committee. Mr. Kane is the chair of our audit committee. The Board of Directors has determined that each member of the audit committee is independent within the meaning of applicable NASDAQ and SEC rules, including Rule 10A-3(b)(1) under the

Exchange Act. We have determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Kane is an “audit committee financial expert” as defined in the Exchange Act, due to his experience auditing financial statements, directorships with other public companies, and experience as a chief financial officer, as further described above in the section entitled “Directors and Executive Officers.” The audit committee’s responsibilities include:

•	appointing, evaluating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the Board’s oversight of our internal controls over financial reporting;

•	reviewing and, if appropriate, approving or ratifying related party transactions;

•	establishing and overseeing policies and procedures for the receipt, retention, and treatment of accounting-related complaints and concerns;

•	preparing the audit committee report required by SEC rules to be included in the Proxy Statement;

•	assessing our risk assessment and risk management policies;

•	annually reviewing and assessing the adequacy of our code of business conduct and ethics; and

•	overseeing our regulatory compliance programs and procedures.
Compensation Committee
Dr. Kosecoff and Messrs. Ittycheria and Szkutak currently serve on the compensation committee. Dr. Kosecoff is the chair of our compensation committee. The Board of Directors has determined that each member of the compensation committee is independent within the meaning of applicable NASDAQ and SEC rules. In addition, each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director for purposes of Exchange Act Rule 16b-3. The compensation committee’s responsibilities include:

•	annually reviewing and approving, or recommending to the Board of Directors for approval, corporate goals and objectives relevant to compensation of our CEO;

•
evaluating the performance of our CEO in light of such corporate goals and objectives and determining and approving, or recommending to the Board of Directors for approval, the compensation of our CEO, including considering the results of the most recent shareholder advisory vote on the compensation of our NEOs (a “say-on-pay vote”);

•	reviewing and determining the compensation of our other executive officers;

•	establishing and reviewing our compensation philosophy and policy;

•
reviewing and recommending to the Board of Directors for approval the frequency with which we will conduct say-on-pay votes, taking into account the results of the most recent shareholder advisory vote on the frequency of the say-on-pay vote, and reviewing and approving the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote to be included in the Proxy Statement;

•	reviewing and discussing with management the Compensation Discussion and Analysis, and recommending to the Board of Directors that it be included in the Proxy Statement;

•	preparing the compensation committee report required by SEC rules to be included in the Proxy Statement;

•	overseeing and administering our stock plans, employment agreements, severance arrangements, change in control agreements or provisions, and any special or supplemental benefits; and

•	appointing, compensating, and overseeing the work of any compensation adviser retained by the compensation committee.
The compensation committee may delegate its authority to one or more subcommittees or to one member of the compensation committee. The compensation committee has the authority to engage independent advisers to assist it in carrying out its responsibilities and the sole authority to approve any such adviser’s fees and other retention terms. For a description of the compensation committee’s processes and procedures for the consideration and determination of executive compensation, please see the section entitled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee
Dr. Kosecoff and Messrs. Ittycheria and Szkutak currently serve on the nominating and corporate governance committee. Mr. Ittycheria is the chair of our nominating and corporate governance committee. The Board of Directors has determined that each member of the nominating and corporate governance committee is independent within the meaning of applicable NASDAQ and SEC rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for selecting members of the Board of Directors and its committees;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by shareholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each committee of the Board of Directors;

•	periodically reviewing the Board of Directors’ leadership structure;

•	annually reviewing and recommending to the Board of Directors the compensation and benefits of directors;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors and its committees.
Director Nominations
The Board of Directors has adopted a policy governing director nominations which is available on the corporate governance section of our website at http://investors.athenahealth.com/corporate-governance/governance.cfm. The process for identifying and evaluating nominees for the Board of Directors, including nominees recommended by shareholders, is as follows: the nominating and corporate governance committee will: (1) solicit recommendations; (2) review and evaluate the qualifications of any proposed director candidate and conduct inquiries it deems appropriate; (3) evaluate all proposed director candidates in the same manner, without regard to the source of the recommendation; (4) consider any proposed director candidate who is deemed qualified in light of the minimum qualifications; and (5) consider, in addition to the minimum qualifications, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, and the needs of the Board of Directors.
From time to time, we have engaged, for a fee, a third-party search firm to assist the nominating and corporate governance committee with identifying, evaluating and screening director candidates, including in connection with Mr. Szkutak’s appointment to the Board of Directors, and may do so again in the future. Based upon the recommendation of Heidrick & Struggles, an international search firm, and after considering Mr. Szkutak as a director candidate, on May 18, 2016, based upon the recommendation of the nominating and corporate governance committee, the Board of Directors appointed Mr. Szkutak to serve as a Class II director of the company, effective as of June 14, 2016. Factors considered by the nominating and corporate governance committee in reviewing Mr. Szkutak’s qualifications included his extensive executive leadership and financial management experience at global, multi-national companies, including Amazon.com and General Electric, as well as his ability to help functions scale in a growth environment. In connection with the consideration of Mr. Szkutak as a director candidate, members of management, the Board of Directors, and the nominating and corporate governance committee interviewed Mr. Szkutak.
Minimum Qualifications
The nominating and corporate governance committee will consider the following, and any other qualifications, skills, and attributes it deems appropriate, when recommending candidates to be nominated for election as directors and for appointment to any committee of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Board of Directors believes each nominee must have:

•	experience at a strategic or policymaking level in a business, government, non-profit, or academic organization of high standing;

•	be highly accomplished in his or her respective field, with superior credentials and recognition;

•	be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;

•	sufficient time and availability to devote to athenahealth’s affairs, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
While we do not have a policy with regard to the consideration of diversity in identifying and evaluating proposed director candidates and nominees, the nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, whether, if elected, the nominee assists in achieving a mix of board members that represents a diversity of race, ethnicity, gender, age, background, and professional experience.
Shareholder Recommendations
Shareholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at: athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472. Our Secretary will forward all such recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Shareholder Communications
The Board of Directors provides to every shareholder the ability to communicate with the Board of Directors, as a whole, and with individual directors through an established process for shareholder communications. For a shareholder communication directed to the Board of Directors as a whole, shareholders may send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail or Expedited Delivery Service to: c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.
For a shareholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, shareholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.
We will forward by U.S. Mail any such shareholder communication to each director, and the Chairman of the Board of Directors in his or her capacity as a representative of the Board of Directors, to whom such shareholder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors, unless there are safety or security concerns that mitigate against further transmission.
Board Leadership Structure
The Board of Directors believes that our board leadership structure — a combined Chairman of the Board of Directors and CEO, an independent lead director, and committees led by independent directors — is the most appropriate for us at this time. Jonathan Bush serves as our CEO and Chairman of the Board of Directors. The Board of Directors believes that Mr. Bush is the director most capable of identifying strategic priorities, leading critical discussions, and executing our strategy and business plans and, therefore, he is best suited to serve as Chairman of the Board of Directors. The extensive knowledge of the challenges we face possessed by Mr. Bush and his years of experience guiding athenahealth through rapid growth promote cohesive vision and strategy for the Company. The independent directors bring their own significant outside experiences and expertise, which provides strong independent oversight of Company management and affairs. The Board of Directors elects a lead director to preside as chair of the executive sessions of the independent directors, in addition to performing the following responsibilities:

•	assist the Chairman of the Board of Directors in developing agendas for Board of Directors meetings and provide input for committee agendas;

•	develop agendas and chair executive sessions of the independent directors;

•	call special meetings of the independent directors;

•	brief the Chairman of the Board of Directors and our Secretary on issues discussed during the independent directors executive sessions;

•	facilitate discussion among independent directors on key issues and concerns outside of Board of Directors meetings;

•	communicate independent director concerns to the Board of Directors;

•	interview director nominee candidates and make recommendations to the nominating and corporate governance committee;

•	be available for consultation and direct communications with shareholders, regulators, and other third parties; and

•	be available for additional responsibilities from time to time as determined by the Board of Directors or the independent directors.
The Board of Directors periodically reviews whether this board leadership structure is appropriate for the Company in light of its circumstances.
Board’s Role in Risk Oversight
The Board of Directors oversees our risk management process, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. The Board of Directors monitors and manages operational and competitive risks through management updates at regularly scheduled board meetings. Management provides periodic updates on our business and on our long-term goals and mission. The board agenda is tailored to address significant developments that may present risks, such as new government regulations.
Management is responsible for day-to-day risk management, including conducting an annual assessment of the adequacy and effectiveness of our processes for controlling activities and managing risk, categorizing relevant risks, and identifying contributing and mitigating factors. Management presents an annual risk assessment to the audit committee, and the audit committee determines whether our processes require modification or enhancement. While the Board of Directors has the ultimate responsibility for risk management oversight, the Board of Directors delegates the majority of the administration of its risk oversight function to its committees.
The audit committee reviews with management significant business and financial risks and exposures and our guidelines, policies, and measures for assessing and managing these risks and exposures. The audit committee also monitors patient safety risk, as well as risks relating to data security and cybersecurity.
The compensation committee reviews our compensation programs to determine whether they are appropriate, properly coordinated, and achieve their intended purpose, including furthering our strategic plans and objectives. This review includes understanding and assessing the risk introduced by our compensation programs, as discussed in more detail below.
The nominating and corporate governance committee oversees the risks associated with our governance through assessing the adequacy of our corporate governance guidelines.
All of these risks may be reviewed at regularly scheduled meetings or at special meetings depending on the timing and magnitude of the risk. Management may consult with each committee or the chair of a committee to discuss modifications or enhancements to our risk management processes.
Risks Related to Compensation Policies and Practices
Our compensation committee reviews and evaluates potential risks related to our compensation policies and practices for our employees, including our executive officers, on an annual basis. The components of compensation generally consist of: base salary, cash bonuses, and equity awards for some employees.
Base Pay is designed to provide fixed income for our executives and employees set based upon role responsibilities, individual skills, experience, and performance, relative to competitive market data. This form of steady income allows employees to be compensated without heavy reliance on appreciation of our stock’s value or business results beyond their control.
Cash Bonuses are based on pre-established performance objectives. For both executive officers and non-executive employees, these awards are based on the results of the scorecards discussed below as well as individual goals associated with their divisions and roles. The overall bonus pool is funded based on corporate scorecard results. Setting individual and corporate performance objectives for cash bonuses helps align employees’ goals with our business plan. Goals and performance objectives are evaluated and adjusted annually to align with short-term strategic initiatives, whereas the equity program targets metrics geared toward long-term company performance and success.
Equity Awards help to attract new employees and motivate and retain current employees by aligning employees’ interests with the interests of our shareholders. The equity awards vest over a period of four years for time-based awards and three years for performance-based awards.
We structure our compensation programs after considering company-wide risk. As discussed further below, we tie compensation to our scorecards and individual-specific goals and objectives. We use a mix of different compensation elements to balance short-term versus long-term awards to align compensation with our business strategy and our shareholders’ interests.
On an annual basis, management and our compensation consultant, Frederic W. Cook & Co., Inc., whom we refer to as FW Cook, presents potential risks and mitigating factors related to our compensation policies and practices, which the compensation committee reviews. Based on our most recent review of our compensation policies and practices, we believe the combination of base pay, cash bonuses tied to performance objectives, and equity awards with multi-year vesting periods is balanced and serves to motivate our employees to accomplish our business plan without creating risks that are reasonably likely to have a material adverse effect on us. Management and the compensation committee are committed to ensuring that the programs in place drive and incentivize the right behaviors that support the growth and operation of our organization and, therefore, we will continue to review and evaluate our programs on a regular basis and propose recommendations as needed.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the compensation of the Company’s named executive officers, or NEOs, for the year ended December 31, 2016. For 2016, our NEOs were:

NEO	Title
Jonathan Bush	Chief Executive Officer, President, and Chairman of the Board of Directors
Kristi A. Matus	Executive Vice President and Chief Financial and Administrative Officer (until May 31, 2016)
Karl Stubelis	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer (effective May 31, 2016)
Stephen N. Kahane	Executive Vice President and President, Client Organization
Ed Park	Executive Vice President and Chief Operating Officer (until December 31, 2016)
Timothy O’Brien	Senior Vice President and Chief Marketing Officer

Executive Summary
2016 Highlights
2016 was a positive year of progress for athenahealth as we continued to expand our network-enabled services across the continuum of care and deliver results for our clients, while maintaining consistent and sustainable financial and operational performance. Throughout the year, we focused on executing against our network strategy to drive growth, broaden and deepen our services, and boost interoperability. Specifically, in 2016, we:

•	grew our network to nearly 88,000 providers, nearly 86 million patients, and over 143,000 network endpoints;

•	posted client collections of $22.6 billion in 2016, growth of 20.1% over $18.8 billion in 2015;

•	processed 172.0 million claims across our national network in 2016, growth of 19.6% over 143.8 million in 2015;

•	grew consolidated revenue by 17% to $1,082.9 million in 2016, compared to $924.7 million in 2015;

•	grew operating cash flow by 11.5% to $182.6 million in 2016, compared to $163.8 million in 2015;

•
signed $348 million in bookings, which includes $295 million of recurring revenue bookings from our athenahealth-branded services and $53 million of contracted bookings from our Epocrates-branded services;

•
made notable progress in the under 50 bed hospital market with the near doubling of our contracted hospital client base and the onboarding of 35 clients on our athenaOne for Hospitals and Health Systems service;

•	increased our connections with legacy software vendors, including connections with over 150 Epic communities via Carequality and over 1,400 Cerner care sites via CommonWell; and

•	achieved client retention of 94%.
2016 Executive Compensation Program
athenahealth has a performance-oriented culture, and we compensate executives based on their individual and company performance that adjusts for varying levels of attainment against established goals and objectives. We measure our corporate performance based on a balanced scorecard, which we refer to as our corporate scorecard, and a list of strategic initiatives. The corporate scorecard identifies key financial and operational metrics that allow us to measure our progress against our short-term objectives and our long-term vision. The list of strategic initiatives is the product of an extensive corporate planning process with our senior management and the Board of Directors, and our performance against these initiatives is a large component of how we define success.
In 2016, our executive compensation program consisted of three principal components: base salary, cash bonuses that are tied to the CEO scorecard for CEO compensation or the corporate scorecard for other executives’ compensation, and annual equity awards that reward for future company performance. In 2016, we launched a new performance stock unit, or PSU, program for senior leadership tied to financial metrics aimed to foster continued growth of our business. The compensation committee continues to put a significant amount of executive compensation at risk, with 93% of our CEO’s and 85%, on average, of our other NEOs’ total direct compensation

(comprised of base salary, annual cash bonus, and equity-based incentive compensation) in the form of short- and long-term incentives as shown below:
The following are highlights of our 2016 performance that impacted our executive compensation:

•
86.8% achievement of our CEO scorecard, which includes four metrics: net promoter score, bookings, revenue, and net income. Our CEO was eligible to earn a cash bonus (with the target bonus expressed as a percentage of his base salary) based on our performance as measured against the CEO scorecard. The bonus percentage earned is adjusted by 3% for every 1% of variance from the CEO scorecard target. Because the CEO scorecard was 13.2% below target, as driven by the lower than targeted result of our Net Promoter Score, the compensation committee decreased the CEO’s cash bonus by an additional 26.3% from the target award level. Accordingly, our CEO received a cash bonus award that was 39.5% lower than his target award as a result of our weaker than expected 2016 performance, which demonstrates a solid connection between pay and performance.

•
87.9% achievement of our corporate scorecard, which includes 10 weighted metrics in the areas of stability, service performance, client satisfaction, and financial performance. Our executive officers (other than our CEO) are eligible to earn a cash bonus (with the target bonus expressed as a percentage of base salary) based on our performance as measured against the corporate scorecard. The bonus percentage earned is adjusted by 2% for every 1% of variance from the corporate scorecard target. Because our corporate scorecard result was 12.1% below target, the compensation committee decreased by an additional 12.1% the cash bonuses for the other NEOs from the target award level. Accordingly, our other NEOs received a cash bonus award that was 24.2% lower than their respective target awards as a result of our weaker than expected 2016 performance, further demonstrating our pay-for-performance philosophy.

•
Partial achievement of performance-based equity awards. In 2016, the compensation committee adopted a new, performance-based equity program consisting of PSU awards that are only eligible to be earned upon the achievement of rigorous performance targets, as further described in this Compensation Discussion and Analysis under the heading “Equity”. Each NEO is eligible to earn between 0% and 150% of his or her target award over three annual performance periods between January 1, 2016 and December 31, 2018, depending on our level of achievement of the specified performance goals. Seventy percent (70%) of the target award is based on revenue growth, specifically, our compound annual growth rate of total revenue, or revenue CAGR, for fiscal years 2016, 2017 and 2018 compared to total revenue for the year ended December 31, 2015. Thirty percent (30%) of the target award is based on non-GAAP adjusted gross margin, which we now refer to as service automation rate, in each of fiscal years 2016, 2017 and 2018. For the 2016 performance period, the target goals were set as: (i) 20% revenue CAGR and (ii) 64% service automation rate. Based on our achievement of 17.1% revenue CAGR and 64.1% service automation rate, approximately 79.9% of the annual PSU equity awards eligible to be earned during the 2016 performance period were earned by our senior executives, including Messrs. Bush, Kahane, Park, and O’Brien, and vested on March 1, 2017.

Say on Pay
We are encouraged by support from 88% of our shareholders in favor of our 2016 “say-on-pay” vote. Over the past several years, we have conducted a shareholder outreach program and through these efforts, we have obtained helpful feedback on our executive compensation program. During 2016, we met with nine of our institutional shareholders to obtain their feedback and views on matters relating to our company, including our executive compensation program. Based on the feedback we received during 2016 and through shareholder outreach efforts in past years, we have continued to evolve our compensation practices, some of which are discussed in the chart below. With these changes, we believe that our shareholders generally approve of and continue to support our core compensation principles and our executive compensation program.

What We Heard from Shareholders	Our Response and Actions Taken
Select meaningful and unique performance goals for equity awards
In 2016, the compensation committee adopted a new, performance-based equity program consisting of PSU awards that are only eligible to be earned upon the achievement of rigorous performance targets over three, one-year performance periods. Our new PSU program shifts our performance-based equity awards from a solely threshold attainment program to a program with a range of rigorous performance goals (threshold, target, and maximum) for two different performance metrics, revenue growth and non-GAAP adjusted gross margin (which we now refer to as service automation rate), which we believe are more aligned with our long-term internal growth and profitability goals. In addition, the performance metrics used in our PSU program are different from the performance metrics set forth in our corporate scorecard (bookings and non-GAAP operating income) to ensure differentiation of metrics between our short- and long-term incentive programs.

Compensation peer group should be based on industry and size
We strive to select companies within the software and services industry with similar revenues and market capitalization. We substantially modified our compensation peer group in 2013 to address this feedback, and we continue to review and update our compensation peer group annually.

Adopt stock ownership guidelines for executive officers and directors	We adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors in 2013. In 2014, we increased the salary multiple for our CEO from 5X to 6X.
Avoid disconnects between pay and performance
Our executive compensation is linked to individual and corporate performance through the use of cash bonuses and equity awards. Cash bonuses are based on balanced scorecards with key financial and operational metrics with target cash awards adjusted for individual performance. Equity awards are determined based on individual and corporate performance. In response to shareholder feedback, we added sustainable financial and operational performance goals to our CEO’s equity awards beginning in 2013 and to certain other NEOs’ equity awards in 2014 and 2015. This means if we do not achieve the performance goals, those executives will not earn the equity awards. In addition, we implemented a more robust performance-based equity award program in 2016 for our senior vice presidents and above, including our CEO.

Internal pay equity
We believe our compensation structure provides a framework for an equitable compensation ratio between executives, keeping in mind that our CEO is the founder of athenahealth and possesses invaluable industry experience that a non-founder would not. Target compensation is set based on a number of factors, including job level, scope of responsibilities, and individual and corporate performance, and is designed to maintain competitive pay levels relative to market data. Each year the compensation committee reviews competitive market data to ensure the equitable compensation of executives with their counterparts in our compensation peer group.

Executive Compensation Policies and Practices
We strive to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following is a checklist of our policies and practices:

	What We Do		What We Don't Do
☑	Vast majority of pay is performance-based and "at risk"	☒	No special health, welfare, or retirement programs
☑	Align pay and performance	☒	No repricing of underwater stock options
☑	Include "double-trigger" change in control provisions in equity awards	☒	No separate change in control agreements or excise tax gross-ups
☑	Generally prohibit hedging and pledging of Company stock and require pre-approval from compensation committee	☒	No tax gross-ups for severance or change in control payments or benefits
☑	Include clawback provisions in compensation programs
☑	Apply rigorous stock ownership policy

Roles in the Compensation-Setting Process
Our compensation committee determines executive compensation and oversees our executive compensation program. The compensation committee uses competitive market data, performance results, input from an independent compensation consultant, and its judgment when setting executive compensation levels and designing executive reward programs. Although the compensation committee reviews and relies on this data in the course of its annual compensation review, the data only provides a reference point. The compensation committee ultimately uses its own business judgment and expertise to determine the appropriate components and levels of compensation for our executive officers. Consistent with our pay-for-performance culture, our compensation committee seeks to align actual pay with performance thereby delivering higher levels of compensation in good performance years and lower levels of compensation in poor performance years.
Our compensation committee determines the amount of compensation to award to each executive officer and considers input provided by the CEO for the other NEOs who report directly to him. Our CEO performs an annual assessment of the professional effectiveness of each NEO who reports to him and assigns an individual performance rating. The compensation committee takes the CEO’s performance ratings into consideration when setting executive compensation particularly with respect to setting the target total cash compensation and determining the size of the annual equity awards. Our CEO does not participate in, and is not present during, any deliberations or determinations of our compensation committee regarding his compensation or individual performance objectives.
The compensation committee has sole authority to retain or obtain the advice of a compensation consultant as necessary to assist with its duties, and is responsible for the appointment, compensation, and oversight of the work of any compensation consultant. Since August 2014, the compensation committee has retained FW Cook to advise on a variety of subjects, including preparing an update to our compensation peer group, reviewing the Compensation Discussion and Analysis section of our Proxy Statement, summarizing trends in executive compensation and regulatory developments, conducting a competitive compensation market analysis, reviewing our equity utilization, and analyzing our director compensation program.
The compensation committee has determined that, in light of the factors set forth in SEC and NASDAQ rules, the services FW Cook provides to the compensation committee do not raise any conflict of interest. The compensation committee assesses the independence of its compensation advisers consistent with applicable NASDAQ and SEC rules on an annual basis.
Components of Executive Compensation Program
Our executive compensation program currently consists of three principal components:

Base Salary	Cash Bonus	Equity
Attracts, retains, and rewards executives for our success	Rewards achievement of both company and individual goals	Attracts and retains key contributors with a focus on longer-term achievement
Our compensation philosophy with respect to each of these components, including the basis for the compensation awarded to each of the NEOs, is discussed below. In addition, although each compensation component is considered separately, the compensation committee takes into account the aggregate compensation amount for each executive officer in its determination of each individual component. The compensation committee puts significant weight on those aspects of compensation tied to performance, such as annual cash bonuses based on measurable performance objectives and equity in the form of PSUs and RSUs.
Peer Group
The compensation committee uses competitive assessments to understand executive pay programs, pay levels, and pay mix among similarly situated companies and to assess the overall market competitiveness of our executive compensation program. The compensation committee engaged FW Cook to assist it in reviewing our compensation peer group and identifying any changes for use in our 2016 compensation decisions. Following the annual study of our current peer group data and other relevant factors, FW Cook recommended, and the compensation committee agreed, that Informatica LLC, MedAssets, Inc., and SolarWinds, Inc. should be removed from our compensation peer group due to their respective acquisitions. The compensation committee considered the following key factors, among others, when establishing our compensation peer group: revenue, growth rate, market capitalization, comparable business content and model, statistical reliability, executive talent sources, and competition for investor capital. Athenahealth falls between the median and 75th percentile for both revenue and market capitalization relative to our identified peers for 2016, which include the 14 companies listed below:

Company	Revenue ($MM)(1)	Market Capitalization ($MM)(2)
Akamai Technologies, Inc.	2,197	9,539
Allscripts Healthcare Solutions, Inc.	1,386	2,371
ANSYS, Inc.	943	7,323
CommVault Systems, Inc.	586	1,692
Fortinet, Inc.	1,009	4,874
HMS Holdings Corp.	474	1,133
Medidata Solutions, Inc.	393	1,943
NetSuite Inc.	741	4,833
Qlik Technologies Inc.	613	2,165
ServiceNow, Inc.	1,005	8,842
The Ultimate Software Group, Inc.	618	4,955
TripAdvisor, Inc.	1,492	9,094
Verint Systems Inc.	1,130	2,212
Workday, Inc.	1,162	11,727

75th Percentile	1,154	8,462
50th Percentile	614	2,177

athenahealth, Inc.	925	5,028

(1)	Revenue represents the most recently disclosed four quarters through April 2016. athenahealth data reflects the year ended December 31, 2015.

(2)	Market capitalization is as of February 29, 2016.
Setting Compensation
Our compensation committee has designed our compensation programs to attract and retain highly talented executives to manage rapid growth and innovation in a competitive industry. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executives when we achieve our goals and objectives. For competitive positioning purposes, our compensation committee compares the compensation levels of our NEOs against their counterparts at the companies in the compensation peer group as well as market data from technology sector surveys where matches to the peer group are unavailable. Our compensation committee uses market reference points established by our peer group in conjunction with individual and company performance and job level when setting executive compensation.
CEO
To determine our CEO’s target compensation, the compensation committee reviews competitive market data and assesses our CEO’s performance in the context of the following criteria: the corporate scorecard, which includes our key financial and operational metrics; the CEO scorecard, a separate scorecard against which only our CEO is evaluated; strategic initiatives; the CEO’s overall individual performance in the prior year, including his performance against personal, pre-established goals; and expected challenges and responsibilities in the year to come.
Other NEOs
To determine our other NEOs’ target compensation, our CEO assesses the performance of each NEO that reports directly to him based on performance against leadership-oriented metrics, which includes the corporate scorecard and applicable divisional scorecard, strategic initiatives, and foundational and leadership competencies, as well as the NEO’s overall individual performance in the prior year, including his or her performance against personal, pre-established goals, and determines an individual performance rating for the prior year. These ratings are based on our CEO’s assessment of the professional effectiveness and capabilities of these executive officers, achievement of the leadership-oriented metrics, and the nature and scope of their areas of responsibility. Based on this information, our CEO recommends to our compensation committee target compensation levels for each NEO. Our compensation committee then takes into account the CEO’s recommendations and each executive officer’s individual performance rating and job level when setting target compensation levels.
Base Salary
Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience, and performance. Base salaries are reviewed annually. Changes in base salary for the NEOs depend on their compensation relative to competitive market data, changes in job responsibilities, and individual performance. While the compensation committee considers competitive market data in setting the NEOs’ base salaries, it does not target a specific percentile of the market data. The base salary of each NEO is evaluated together with the other components of his or her compensation to ensure that the NEO’s compensation is in line with our overall compensation philosophy and aligned with performance.
Again in 2016 as in 2015, the compensation committee did not increase Mr. Bush’s salary based on its review of his cash compensation target level relative to CEOs in our peer group and based on its desire to maintain Mr. Bush’s cash compensation target level at the same level as 2015 and 2014.
For our other NEOs, Mr. Bush recommended, and the compensation committee approved, increases to base salaries in 2016 based on individual performance and to better align each executive’s compensation with competitive market data for similarly situated executives. The compensation committee approved an increase to Ms. Matus’s base salary by 20% to better align her compensation with her peers in the executive vice president cohort level at the company. The compensation committee approved increases to Mr. Stubelis’s and Mr. O’Brien’s base salary by 27.3% and 42.5%, respectively, to align their compensation commensurate with the value of their new roles and the significant expansion of responsibility and impact as Chief Financial Officer and Chief Marketing Officer, respectively. The following table sets forth the base salaries of the NEOs for 2015 and 2016.

Executive	2015 Base Salary(1)	2016 Base Salary(1)	Percentage Increase
Jonathan Bush	$590,000	$590,000	—%
Kristi A. Matus (2)	424,000	508,800	20.0%
Karl Stubelis (3)	271,014	345,000	27.3%
Stephen N. Kahane	500,000	520,000	4.0%
Ed Park	500,635	520,660	4.0%
Timothy O’Brien	200,000	285,000	42.5%

(1)	The amounts reported represent base salaries on an annualized basis. Due to our payroll schedule and the timing of base salary adjustments, the amounts actually paid may vary from these figures.

(2)	Ms. Matus stepped down from her position as Executive Vice President and Chief Financial and Administrative Officer, effective May 31, 2016.

(3)
Mr. Stubelis was appointed as Senior Vice President and Chief Financial Officer, effective May 31, 2016. Mr. Stubelis’s annualized 2016 base salary was $287,274 and increased to $345,000, effective May 31, 2016, as a result of his promotion.

Cash Bonus
We use annual cash incentive compensation to motivate and reward our executive officers, including the NEOs, for achieving our short-term financial and operational objectives while making progress towards our longer-term growth and business goals. We measure our corporate performance based on balanced scorecards. We believe that this approach has been a highly effective way to track and evaluate our performance year-over-year which enables us to both focus on our short-term objectives while, at the same time, measuring key performance indicators required for long-term success. Since we use this approach to track and evaluate our corporate performance, our compensation committee has elected to use similar scorecards to determine the cash bonuses for our executive officers, thereby aligning their annual incentive compensation with our short-term financial and operational objectives.
The compensation committee sets annual cash bonus awards under our executive incentive plan as follows: (1) set a target cash bonus award for each executive, (2) establish the scorecard applicable to each executive, and (3) review performance results and determine the actual award. Each of these steps is discussed further below.
Target Award
Our compensation committee sets a target cash bonus award for each NEO (which is expressed as a percentage of the NEO’s base salary). The target cash bonus award is the amount that would be earned upon achievement of 100% of the scorecard results (provided that any threshold goal is achieved for awards under our executive incentive plan).
In 2016, the target cash bonus award for our CEO was determined based on the compensation committee’s intent to align pay with performance. For the other NEOs, the target cash bonus awards were based on the NEO’s position level and individual performance rating for 2016 as determined by the compensation committee, with input from our CEO. The target cash bonus award and each NEO’s applicable scorecard for 2016 were as follows:

Name	Scorecard	Base Salary ($)	Target Award (%)	Target Cash Bonus ($)	Target Total Cash Compensation ($)
Jonathan Bush	CEO	$590,000	116.9%	$690,000	$1,280,000
Kristi A. Matus (1)	Corporate	508,800	80.0%	407,040	915,840
Karl Stubelis (2)	Corporate	345,000	70.0%	241,500	586,500
Stephen N. Kahane	Corporate	520,000	80.0%	416,000	936,000
Ed Park	Corporate	520,660	80.0%	416,528	937,188
Timothy O’Brien	Corporate	285,000	70.0%	199,500	484,500

(1)	Ms. Matus stepped down from her position as Executive Vice President and Chief Financial and Administrative Officer, effective May 31, 2016.

(2)	Mr. Stubelis was appointed as Senior Vice President and Chief Financial Officer, effective May 31, 2016.
Scorecard Results
The compensation committee approves each NEO’s scorecard result. Actual bonus awards earned are paid on an annual basis for our NEOs. An explanation of the scorecard result and actual bonus awards earned by each NEO follows.
CEO Scorecard
Mr. Bush’s 2016 annual cash bonus is based on our level of achievement of four metrics on the CEO scorecard: net promoter score, bookings, revenue, and net income. Each metric on the CEO scorecard was assigned a different percentage value of the overall scorecard value. The 2016 CEO scorecard results are summarized below.

Metric*	Weight	Goal	Actual	Result
Net Promoter Score	10%	44.0%	26.8%	61.0%
Bookings ($ millions)	50%	422.7	348.4	82.4%
Total Revenue ($ millions)	20%	1,102.0	1,082.9	98.3%
Non-GAAP Adjusted Net Income ($ millions)	20%	77.0	76.5	99.3%
Total Results	100%			86.8%

*	Each metric is defined below under the heading “Definitions.”

Mr. Bush’s 2016 target cash bonus award percentage is adjusted upward or downward by 3% for every 1% of variance from the target level set forth in the CEO scorecard based on our actual performance for 2016. Because the CEO scorecard was 13.2% below target, the compensation committee decreased the CEO’s cash bonus by an additional 26.3% from the target award level for an overall decrease of 39.5%. The following table shows the actual annual cash bonus awarded to Mr. Bush for 2016.

Executive	Target Cash Bonus	CEO Scorecard Result	3:1 Adjustment	Adjusted Bonus Rate	2016 Actual Cash Bonus ($) (1)
Jonathan Bush	$690,000	86.8%	(26.3)%	60.5%	$417,381

(1)	Amount represents the Target Cash Bonus ($) multiplied by the Adjusted Bonus Rate (%). Any variances are due to rounding of the percentages shown in the table.

Corporate Scorecard
The 2016 annual cash bonuses for Ms. Matus and Messrs. Stubelis, Kahane, Park, and O’Brien were tied to achievement of our goals and objectives as set forth in our 2016 corporate scorecard. Our 2016 corporate scorecard was comprised of nine weighted stability, performance, client satisfaction, and financial metrics as set forth below, and each metric was assigned a different percentage value of the overall scorecard value. The 2016 cash bonuses were based on the annual corporate scorecard values. Our 2016 corporate scorecard results are summarized below.

Metric*	Weight	Target	Result	Score
Stability
Voluntary Turnover	10%	11%	12.3%	88.5%
Employee Engagement	—%	4.29	4.20	97.2%
Stability Results	10%			88.5%

Service Performance Index
athenaCollector Composite	10%	100.0%	98.9%	98.9%
athenaClinicals Composite	10%	100.0%	95.7%	95.7%
athenaCommunicator Composite	10%	100.0%	96.6%	96.6%
athenaCoordinator Composite	5%	100.0%	108.4%	108.4%
Epocrates Composite	5%	100.0%	100.3%	100.3%
Service Performance Index Results	40%			98.9%

Satisfaction
Net Promoter Score	15%	44.0	26.8	61.0%
Satisfaction Results	15%			61.0%

Financial
Bookings ($ millions)	25%	422.7	348.4	82.4%
Non-GAAP Adjusted Operating Income ($ millions)	10%	136.0	132.3	97.2%
Financial Results	35%			86.6%

Total Results	100%			87.9%

*	Each metric is defined below under the heading “Definitions.”

The other NEOs’ 2016 target cash bonus award percentage is adjusted upward or downward by 2% for every 1% of variance from the target level set forth in our corporate scorecard based on our actual performance. Because our corporate scorecard was 12.1% below target, the compensation committee decreased the cash bonuses by an additional 12.1% for the other NEOs from the target award level. In addition, based on input from our CEO, the compensation committee further adjusted the target cash bonus award percentage based on each NEO’s position, the annual performance review of each NEO for fiscal year 2016, and the NEO’s level of responsibility and execution against individual and divisional annual performance goals during 2016, which further demonstrates our commitment to a pay-for-performance philosophy. The following table shows the actual annual cash bonus awarded to Ms. Matus and Messrs. Stubelis, Kahane, Park, and O’Brien for 2016.

Executive	Base Salary ($) (1)	Target Cash Bonus Award (%)	Actual Cash Bonus Award (%)	2016 Actual Cash Bonus ($) (2)
Kristi A. Matus (3)	$508,800	80%	—	—
Karl Stubelis	319,327	70%	53.1%	$169,435
Stephen N. Kahane	518,462	80%	60.6%	314,395
Ed Park	519,120	80%	37.9%	196,746
Timothy O’Brien	283,692	70%	53.1%	150,527

(1)
Amount represents the annual base salary actually paid to the NEO between January 1, 2016 and December 31, 2016, which may be different than the annualized base salary shown elsewhere in this Proxy Statement due to the timing of compensation changes and the number of pay periods during fiscal year 2016.

(2)	Amount represents the Base Salary ($) multiplied by the Actual Cash Bonus Award (%). Any variances are due to rounding of the percentages shown in the table.

(3)	Ms. Matus stepped down from her position as Executive Vice President and Chief Financial and Administrative Officer, effective May 31, 2016. As a result, she did not receive a cash bonus for 2016.

Corporate Scorecard Metrics Definitions

Metric	Definition
Voluntary Turnover
The number of voluntary terminations within a quarter divided by the average of the starting headcount and ending headcount for the quarter. Voluntary turnover excludes employees on action plans or employees on counseling out plans.

Employee Engagement	Quarterly engagement survey results for employees. Employee engagement results are reported in Q2 and Q4 only.
athenaCollector Composite
athenaCollector Composite consists of Days in Accounts Receivable (the average number of days that it takes outstanding balances on claims to be resolved), Client Collection Rate (the percentage of charges that are not written off), and Time of Service Collection Rate (the percentage of patient responsibility collected at the time of service in the office).

athenaClinicals Composite
athenaClinicals Composite consists of Physician Quality Reporting System, or PQRS, Success (the percent of providers who avoid the Value Modifier penalty based on PQRS performance), Days Documents Open (days of work in the Clinicals inbox), and After Hours Physician Documentation (the percentage of physician encounter documentation that happens after clinical hours).

athenaCommunicator Composite
athenaCommunicator Composite consists of Portal Adoption Rate (the percentage of patients who have registered for the portal), Portal Engagement Rate (the percentage of patients who logged into the portal within 30 days before or after their appointments), and Annual Visit Rate (the percentage of patients contacted by a well-visit campaign who ultimately scheduled an appointment with the practice).

athenaCoordinator Composite
athenaCoordinator Composite consists of Coordinator Exchange Rate (the percentage of document exchanges, both inbound and outbound, sent electronically) and Coordinated Patient Rate (the percentage of time that key patient information, for both inbound and outbound transitions of care, is available at the next point of care).

Epocrates Composite	Epocrates Composite consists of 90 Day Active Physician Engagement (the percentage of Epocrates physicians active on the mobile application or website in nine of the 12 weeks in each quarter).
Total Revenue	Total revenue for fiscal year 2016, as reported in our Form 10-K for fiscal year 2016.
Net Promoter Score
Survey respondents from a client survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for likelihood to recommend), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Bookings
Annual bookings are defined as the sum of the expected annualized recurring revenue from our athenahealth-branded services and the contracted value from our Epocrates-branded services; net of actual charge backs.

Non-GAAP Adjusted Operating Income
Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for (benefit from) income taxes; total other expense (income); stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments.

Non-GAAP Adjusted Net Income
Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before stock-based compensation expense; amortization of capitalized stock-based compensation related to software development; amortization of purchased intangible assets; integration and transaction costs; exit costs, including restructuring costs; and gain or loss on investments and any tax impact related to these preceding items; and an adjustment to the tax provision for the non-GAAP tax rate.

Equity
Long-term incentive opportunities are the largest element of total executive officer compensation. We use long-term incentive compensation in the form of equity awards to reward long-term performance and help align the interests of our executive officers with those of shareholders. Through the receipt of equity awards, our executive officers participate in the long-term results of their efforts, whether by appreciation in the value of our common stock or the impact of business setbacks, either company-specific or industry-based. Additionally, equity awards provide a means of achieving our retention objectives for our executive officers, in that they are subject to vesting over multiple years.
Long-term incentive awards are typically delivered through performance-based PSUs and time-based RSUs. Once vested, each RSU or PSU represents the right to receive one share of our common stock. Because both RSUs and PSUs may increase in value based on the market price of our stock, we believe that these equity vehicles motivate and reward our executives’ high performance and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple, and cost-effective manner.
We typically grant equity awards to our CEO and other executives once per year in the first quarter, on a pre-determined grant date that occurs shortly after the compensation committee reviews and approves the annual equity awards. RSUs vest in equal installments over a four-year period and require continuous employment, which promotes executive retention and long-term commitment to athenahealth, while encouraging long-term growth. PSUs reward and incentivize increases in shareholder value, while promoting executive retention through the life of the award. At the same time, our PSUs reflect our pay-for-performance philosophy because in years of weaker performance, our executives’ pay is appropriately reduced based on the actual achievement of the performance goals in any given year.

2016 Equity Awards
The compensation committee granted the following equity awards to the NEOs in 2016. We discuss the specific equity vehicles and the target amounts of these equity awards in greater detail below.

Name	Type of Award	PSUs		RSUs
		Units (#)(1)	Value ($)(2)	Units (#)	Value ($)(2)
Jonathan Bush	Annual Award	54,544	$7,842,546
Kristi A. Matus	Annual Award	10,570	1,519,812
Karl Stubelis	Annual Award (3)			3,685	$487,783
	Banner Year Award			4,000	529,480
	Promotion Award			12,500	1,595,000
Stephen N. Kahane	Annual Award	17,677	2,541,695
Ed Park	Annual Award	17,700	2,544,972
Timothy O’Brien	Annual Award	2,719	390,965
	Promotion Award			12,500	1,654,625

(1)	Amount shown represents the target number of PSUs eligible to be earned under the equity award.

(2)
The amounts reported in this column represent the grant date fair value of the stock and option awards as computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(3)	Mr. Stubelis received an annual award of RSUs because he was serving as a vice president at the time the annual awards were granted.

Introduction of PSU Program in 2016
During the course of our shareholder outreach efforts, we received and listened to feedback from our shareholders regarding the design of our 2014 and 2015 PSU awards, including the specific performance measures used and related targets. In response to this feedback, management recommended and the compensation committee supported changes to the overall design of our performance-based equity program for 2016 to further strengthen the alignment between pay and performance and to more closely align our executives’ interests with our shareholders’ interests. Specifically, the compensation committee adopted a new, performance-based equity program consisting of PSU awards that are only eligible to be earned upon the achievement of rigorous and sustainable performance targets over three separate annual performance periods. The new PSU program became effective in 2016 for our CEO, executive vice presidents, and senior vice presidents.

Our new PSU program shifts our performance-based equity awards from a solely threshold attainment program to a program with a range of challenging performance goals (threshold, target, and maximum) for two different performance metrics, revenue growth and non-GAAP adjusted gross margin (now referred to as service automation rate), which we believe are more aligned with our long-term internal growth and profitability goals. Specifically, these performance goals are closely tied to our guidance for fiscal year 2016, which we communicated on December 10, 2015, at our 8th Annual Investor Summit, and represent substantial increases from the performance goals established for our 2015 PSU awards. In addition, the performance metrics used in our new PSU program are different from the performance metrics set forth in our corporate scorecard to ensure differentiation of metrics between our short-term and long-term incentive programs. Additional information regarding our PSU program is set forth below under “Annual Awards — Performance-Based Annual Awards (PSUs).”

Also in 2016, we transitioned from granting a mix of stock options, PSUs, and RSUs to our executives to granting only PSUs and RSUs for our annual equity awards. Historically, we offered our employees, including our executives, a choice of stock options or full value stock awards (for example, RSUs for time-based awards and PSUs for performance-based awards). However, we transitioned to awarding only full value stock awards for a number of reasons, including common equity practices in the market, retention, and elections of full value stock awards by a majority of our employees.

Annual Awards
On February 9, 2016, the compensation committee awarded performance-based and time-based annual equity awards to the NEOs, each shown as an “Annual Award” in the table above.

•	Determination of Awards. In determining the target amount of each individual’s Annual Award, the compensation committee took into account the following:

◦
CEO: The compensation committee uses its discretion to align with our pay-for-performance philosophy in setting the value of Mr. Bush's Annual Award for 2016 commensurate with their evaluation of the following factors: his total compensation relative to peers; his equity ownership and equity grant history (both individually, and among peers); the compensation committee’s assessment of his individual performance for 2015; and our overall corporate performance for 2015. Regarding such individual and corporate performance for 2015, the compensation committee considered Mr. Bush's leadership role and stewardship driving our financial and operational performance and growth, which included 23% growth in total revenue over fiscal year 2014, over 33% growth in athena-branded bookings, further expansion into the inpatient and population health markets, and an overall corporate scorecard result of 98% in 2015. In addition to the factors above, the compensation committee also considered a competitive compensation benchmarking assessment prepared by FW Cook to establish Mr. Bush's total target direct compensation for 2016 between the median and 75th percentile, which the compensation committee believes is the size appropriate reference point based on where we fall in our peer group (i.e., between the median and 75th percentile).

▪
Following a review of the factors above, the compensation committee determined to award to Mr. Bush a target annual award in March 2016 of 54,544 PSUs with a grant date fair value computed in accordance with ASC Topic 718 of $7.84 million in 2016. Although this amount represents an increase from Mr. Bush’s target annual award of $4.45 million in 2015, which amount was driven by weaker than expected bookings performance in 2014, it remains lower than his annual award of $8.30 million in 2014, thereby reflecting a downward trend since 2014 in accordance with the compensation committee’s pay-for-performance philosophy.

◦
Other NEOs: For the other NEOs, our equity compensation strategy begins with a target annual equity award expressed as a percentage of base salary based on each executive’s position and competitive market data. From there, the compensation committee considered the position of each NEO, the annual performance review of each NEO for fiscal year 2015, the nature and scope of each NEO’s area of responsibility, and the recommendations of our CEO, which were based upon his assessment of the professional effectiveness and capabilities of these executive officers, to determine the amount of each other NEO’s actual annual equity award expressed as a percentage of base salary. Both Messrs. Stubelis and O’Brien were evaluated for the 2015 performance period as vice presidents and received individual performance ratings of “exceeds” for 2015 and, as a result, their equity awards granted in 2016 reflect an actual equity award of 2x their targets.

◦
The compensation committee's commitment to granting only PSUs to Mr. Bush and other senior executives further emphasizes alignment with the company's long-term financial performance objectives. As further explained below, the PSUs granted to Mr. Bush and other senior executives are eligible to be earned over three performance periods, with only one-third of the total PSU award eligible to be earned during each period.

◦	The calculation of the target amount of the equity award granted to each of Ms. Matus and Messrs. Stubelis, Kahane, Park, and O’Brien is shown below.

Name	Applicable Base Salary ($) (1)	Target Equity Award (%)	Actual Equity Award (%)	Annual Award Cash Value ($)(2)	Annual Equity Award (#)(3)
Kristi Matus	$508,800	450.0%	275.0%	$1,399,200	10,570
Karl Stubelis (4)	271,014	90.0%	180.0%	487,824	3,685
Stephen N. Kahane	520,000	450.0%	450.0%	2,340,000	17,677
Ed Park	520,660	450.0%	450.0%	2,342,970	17,700
Timothy O’Brien (4)(5)	200,000	90.0%	180.0%	360,000	2,719

(1)
The amount shown in this column represents fiscal year 2016 base salary for Ms. Matus and Messrs. Kahane and Park and fiscal year 2015 base salary for Messrs. Stubelis and O’Brien. For PSUs, the NEO’s prospective base salary (i.e., 2016 base salary) was used to determine the cash value of the annual award; whereas, for RSUs, the NEO’s current base salary (i.e., 2015 base salary) was used.

(2)	Amount represents the Applicable Base Salary ($) multiplied by the Actual Equity Award (%). Any variances are due to rounding of the percentages shown in the table.

(3)
The number of shares of our common stock subject to the equity award is calculated by dividing the cash value by the closing price per share of our common stock on March 1, 2016, which equaled $132.37 per share. For Ms. Matus and Messrs. Kahane, Park, and O’Brien, the amount shown represents the target number of PSUs eligible to be earned under the equity award. For Mr. Stubelis, the amount shown represents the number of RSUs awarded.

(4)
Messrs. Stubelis and O’Brien served as vice presidents during fiscal year 2015 and, as a result, their target equity award and actual equity award percentages are based on the equity targets for vice presidents.

(5)	Although Mr. O’Brien was a vice president during fiscal year 2015, he was promoted to senior vice president effective January 1, 2016 and elected to receive his annual award in PSUs.

•	Performance-Based Annual Awards (PSUs)
On February 9, 2016, the compensation committee approved annual awards in the form of PSUs for Ms. Matus and Messrs. Bush, Kahane, Park, and O’Brien, which we refer to as the 2016 PSU Awards. Mr. Stubelis was a vice president at this time and, therefore, received a time-based RSU annual award, as further described below. One-third of the target amount of 2016 PSU Award is eligible to be earned by the grantee in each of the following three performance periods: (1) January 1, 2016 to December 31, 2016 (the “2016 Performance Period”); (2) January 1, 2017 to December 31, 2017 (the “2017 Performance Period”); and (3) January 1, 2018 to December 31, 2018 (the “2018 Performance Period”). Following each performance period, the compensation committee will certify whether the performance goals have been met and if so, at what level. Based on that certification, the PSUs earned during the performance period vest as to the appropriate portion on March 1st of the fiscal year following the relevant performance period (i.e., on March 1, 2017 for the 2016 performance period). No PSUs are earned if the threshold levels for the award are not achieved. The maximum earned payment is 150% of the target award. Any PSUs not earned at the end of a performance period are automatically forfeited.
Performance Measures
Each award recipient may earn between 0% and 150% of his or her target award depending on our level of achievement of performance goals established for the following performance measures:

•
Revenue Growth. Seventy percent (70%) of the target award is based on revenue growth, specifically, our compound annual growth rate, or CAGR, of total revenue for fiscal years 2016, 2017, and 2018 compared to total revenue for the year ended December 31, 2015. Total revenue will be as reported in our annual report on Form 10-K for each such fiscal year. One-third of this portion of the target award (i.e., 23.33%) is eligible to be earned in each performance period.

•
Service Automation Rate (formerly referred to as Non-GAAP Adjusted Gross Margin). Thirty percent (30%) of the target award is based on service automation rate. Service automation rate is based on our service automation profit expressed as a percentage of total revenue and is measured at the end of each of the 2016, 2017, and 2018 Performance Periods. We define service automation profit as total revenue, less cost of revenue, plus (1) stock-based compensation expense allocated to cost of revenue, (2) amortization of purchased intangible assets allocated to cost of revenue, (3) exit costs, including restructuring costs allocated to cost of revenue, (4) amortization and depreciation expense allocated to cost of revenue, and (5) overhead expense allocated to cost of revenue. One-third of this portion of the target award (i.e., 10%) is eligible to be earned in each performance period.

Performance Goals; Achievement in 2016 Performance Period
On February 9, 2016, pursuant to and in accordance with the award agreements for the 2016 PSU Awards, the compensation committee established the following performance levels, associated vesting, and performance goals for the 2016 PSU Awards during each of the 2016, 2017, and 2018 Performance Periods. The following table sets forth the threshold, target, and maximum levels of each performance measure, as well as our actual achievement of such performance measure for the 2016 Performance Period. Although the target level of the revenue growth performance metric for our 2016 PSUs was set below our actual revenue growth performance in 2015, the target level was closely tied to our guidance for fiscal year 2016. The compensation committee believes it is important to note that the performance metric for revenue growth represents a compound annual growth rate as compared to our total revenue at December 31, 2015. Accordingly, revenue growth during the second and third performance periods represent true, long-term performance goals, specifically, revenue growth over two and three years, respectively.

Performance Levels & Associated Vesting	Revenue Growth (70% weighting)	Service Automation Rate (30% weighting)
	Performance Goals
Threshold (50% of eligible PSUs earned)	15%	60%
Target (100% of eligible PSUs earned)	20%	64%
Maximum (150% of eligible PSUs earned)	30%	70%
2016 Performance Period	Actual Achievement of Performance Measures
	17.1%	64.1%

The following table sets forth the maximum number of PSUs eligible to be earned by Ms. Matus and Messrs. Bush, Kahane, Park, and O’Brien during the 2016 Performance Period, as well as the number of PSUs actually earned based on our achievement of 17.1% revenue growth and 64.1% service automation rate. As noted above, only one-third of the total PSU award was eligible to be earned during the 2016 Performance Period. On a weighted basis, each recipient vested in approximately 53.3% of maximum PSUs and approximately 79.9% of target PSUs eligible to be earned during the 2016 Performance Period.

Name	Revenue Growth: Maximum PSUs	Revenue Growth: PSUs Earned	Service Automation Rate: Maximum PSUs	Service Automation Rate: PSUs Earned	Total Maximum PSUs	Total PSUs Earned
	2016 Performance Period
Jonathan Bush	19,091	9,042	8,181	5,499	27,272	14,541
Kristi A. Matus (1)	11,099	—	4,756	—	15,855	—
Stephen N. Kahane	6,186	2,929	2,651	1,781	8,837	4,710
Ed Park	6,195	2,934	2,655	1,784	8,850	4,718
Timothy O’Brien	951	450	408	274	1,359	724

(1)
Ms. Matus stepped down from her position as Executive Vice President and Chief Financial and Administrative Officer, effective May 31, 2016. As a result, her PSUs were automatically forfeited on such date.

•	Time-Based Annual Awards (RSUs)
On February 9, 2016, the compensation committee approved a time-based annual RSU award for Mr. Stubelis. As noted above, Mr. Stubelis was a vice president at the time of grant and, therefore, received a time-based RSU annual award. The award is subject to our standard four-year time-based vesting schedule of 25% per year.

Promotion Awards
On March 1, 2016, in connection with his promotion to Senior Vice President and Chief Marketing Officer effective as of January 1, 2016, the compensation committee awarded 12,500 RSUs to Mr. O’Brien. On June 1, 2016, in connection with his promotion to Senior Vice President and Chief Financial Officer effective as of May 31, 2016, the Board of Directors awarded 12,500 RSUs to Mr. Stubelis. In approving the equity awards to Messrs. O’Brien and Stubelis, the compensation committee took into account the recommendations of our CEO, which were based upon his assessment of their skills, qualifications, responsibilities, and experience, as well as his assessment of the competitive market. The awards are subject to our standard four-year time-based vesting schedule of 25% per year.

Banner Year Awards
On March 1, 2016, upon the recommendation of our CEO, the compensation committee awarded 4,000 RSUs to Mr. Stubelis as a banner year award for outstanding performance during 2015 in his role as Vice President and Controller. Banner year awards are designed to provide additional long-term incentive to employees with outstanding performance. The awards are intended to recognize and retain employees who have demonstrated the following: exceptional stand-out performance; significant impact on the business; being a high-potential contributor; and someone we want to retain to help us achieve our mission. The awards are subject to our standard four-year time-based vesting schedule of 25% per year.

Other Compensation Policies
Stock Ownership Guidelines
In an effort to more closely align the interests of our directors and executive officers with those of our shareholders, each director and executive officer is required to meet the following minimum stock ownership guidelines:

Position	Guideline
Director	$200,000
CEO	6X base salary
CFO	3X base salary
EVP and SVP	2X base salary
Shares that are counted towards satisfaction of these guidelines include:

•	shares held directly or held in trust for the executive officer or director and his or her immediate family;

•	50% of the value of RSU awards; and

•	50% of the intrinsic value of vested but unexercised stock options.
Each executive officer and director has five years from the later of (1) the date of adoption of the guidelines (i.e., October 22, 2013) or (2) the date they assumed a position subject to the guidelines, to come into compliance. As of April 10, 2017, all of our NEOs and directors met the applicable minimum stock ownership guidelines.
Anti-hedging and anti-pledging policies
Our insider trading policy generally prohibits all directors, executive officers, and employees from buying our securities on margin, borrowing against our securities held in a margin account, pledging our securities as collateral for a loan, engaging in short sales of our securities, and buying or selling derivatives on our securities, other than as may be allowed in certain exceptional and limited circumstances with the permission of the compensation committee.
Clawback Policy
Our executive incentive plan provides that any cash bonus paid to an executive officer may be recovered (“clawed back”) in the event that our Board of Directors determines that a significant restatement of our financial results or other metrics for any of the three prior fiscal years is the result of the executive officer’s fraud or willful misconduct and the executive officer’s cash bonus would have been lower had the results or metrics been properly calculated. In addition, our PSU award agreements provide that any grantee’s right to receive or retain an award or any amounts thereunder is subject to forfeiture, cancellation, recoupment, rescission, payback, setoff, or other similar action in accordance with any policy that we may adopt or amend from time to time related to any such actions, including any adoption or amendment pursuant to the rules and regulations of the SEC.
“Double-Trigger” Provision for Acceleration of Equity Awards
Our standard equity award agreements for the 2007 Stock Option and Incentive Plan do not contain single-trigger provisions, unless our equity awards are not assumed or substituted in a sale event. Rather, our equity award agreements under that plan contain a “double-trigger” full acceleration of the equity awards if a sale event occurs and either (i) the executive officer’s service with us or our successor is terminated without “cause” or (ii) the executive officer terminates his or her service for “good reason,” in either case within 12 months of the sale event.
Equity Award Grant Policy
Our equity award grant policy formalizes our process for granting equity-based awards to our executive officers and other employees. Under our equity award grant policy, all awards must be approved by our compensation committee (subject to the delegation process described below). All stock options are granted with an exercise price that is not less than the fair market value of our common stock, calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards are granted only on the first business day of any month, as follows:

•
awards in conjunction with the hiring of a new employee or the promotion of an existing employee are made on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which the award is approved; and

•	awards to existing employees other than in connection with a promotion are made, if at all, on an annual basis.
Our compensation committee has delegated authority to our General Counsel to approve equity awards to persons who are not (and are not reasonably expected to be upon their hiring or promotion) at or above the vice president cohort level or a member of our Board of Directors of awards with an estimated fair market value of less than $1 million to any one person in any one calendar year. All equity awards that do not fall under the General Counsel’s delegated authority require approval of the compensation committee.
Health and Welfare Benefits
We provide the following health and welfare benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health, dental, and vision insurance;

•	life insurance;

•	short- and long-term disability;

•	401(k) plan; and

•	an employee stock purchase plan.
These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. We provide a matching contribution to each employee, including our executive officers, who participates in our 401(k) plan of one-half of employee contributions up to 6% of eligible compensation.
Use of Company Aircraft
We permit the personal use of our corporate aircrafts by our employees, including our NEOs, at their own expense pursuant to time sharing agreements. On certain occasions, an NEO’s spouse or other immediate family member has accompanied the NEO on business-related flights on aircrafts that we own or lease or provide pursuant to time sharing agreements.
Employment and Separation Agreements
We have written employment agreements with each of our NEOs, which provide for “at-will” employment and a base salary subject to annual review. Each NEO is also eligible to participate in our employee benefit plans, to the extent eligible, on the same terms as similarly situated executive officers, and is eligible for a cash bonus as described above. Finally, these agreements prohibit each executive officer from engaging directly or indirectly in competition with us, recruiting or soliciting any of our employees, diverting our clients to a competitor, or disclosing our confidential information or business practices.
The employment agreements for each of Mr. Stubelis and Dr. Kahane provide for severance payments if we terminate his employment without “cause” or he resigns from his employment for “good reason.” See “Potential Payments Upon Termination or Change-in-Control” below for additional information about the terms of these employment agreements.

On June 4, 2016, we entered into a separation agreement with Ms. Matus, which provides the terms concerning her separation from employment with us as of May 31, 2016 and superseded her prior employment agreement. The separation agreement provides, among other matters, the following termination benefits: (i) salary continuation for a period of 12 months following the separation date of May 31, 2016, (ii) with respect to Ms. Matus’s non-qualified stock option award and RSU award granted on August 1, 2014, accelerated vesting on May 31, 2016 as though Ms. Matus had been employed by us through August 1, 2016, and (iii) up to six months of outplacement assistance services.  Ms. Matus also has acknowledged that she continues to be bound by her obligations under her employment agreement that survive the termination of her employment, except for her non-compete covenant. Under the separation agreement, Ms. Matus also agreed to a mutual release, non-disparagement, and cooperation covenants, as well as a mutual general release of claims.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the CEO and each of the three other most highly-compensated executive officers (other than the CFO) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a shareholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are outside directors and certain other conditions are satisfied.
Our compensation committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, our compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. Our compensation committee believes it is important to maintain flexibility to provide cash and equity incentive compensation in forms and at the requisite levels necessary to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Generally accepted accounting principles require us to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. We also are required to recognize the compensation cost of stock-based compensation awards in our income statements over the period that an executive officer is required to render service in exchange for the option or other award.
Compensation Committee Interlocks and Insider Participation
During 2016, Dr. Kosecoff and Messrs. Ittycheria and Szkutak served as members of our compensation committee. No member of the compensation committee was an employee or officer of athenahealth during 2016, a former officer of athenahealth, or had any other relationship with us requiring disclosure herein.
During the last fiscal year, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Compensation Committee Report
The compensation committee of the Board of Directors of athenahealth has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion, the compensation committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2016 and in this Proxy Statement.
THE COMPENSATION COMMITTEE
Jacqueline B. Kosecoff (Chair)
Dev Ittycheria
Thomas J. Szkutak

The information contained in this report shall not be deemed to be soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, which we refer to as the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

COMPENSATION TABLES
Summary Compensation
The following table sets forth information concerning the compensation of the NEOs for the fiscal years ended December 31, 2016, 2015, and 2014.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Bush	2016	$590,000	—		$7,842,546	—	$417,381	$12,059	$8,861,986
Chief Executive Officer, President and Chairman of the Board	2015	612,692	—		—	4,452,705	617,343	6,524	5,689,264
	2014	582,479	—		—	8,301,300	591,054	5,417	9,480,250
Kristi A. Matus (4)	2016	212,652	—		1,519,812	—	—	311,877	2,044,341
Former Executive Vice President and Chief Financial and Administrative Officer	2015	437,538	—		1,217,018	388,226	208,706	5,999	2,257,487
	2014	161,611	200,000	(5)	4,863,600	1,529,283	108,230	3,172	6,865,896
Karl Stubelis (6)	2016	319,327	—		2,612,263	—	169,435	7,950	3,108,975
Senior Vice President, Chief Financial Officer and Treasurer	2015	277,501	1,000	(7)	1,017,263		149,740	2,975	1,448,479
	2014	236,275	—		211,629	—	121,428	3,515	572,847
Stephen N. Kahane	2016	518,462	—		2,541,695	—	314,395	7,950	3,382,502
Executive Vice President and President, Client Organization	2015	496,846	—		3,188,598	192,505	379,193	3,696	4,260,838
	2014	305,479	—		2,737,332	—	169,218	3,183	3,215,212
Ed Park	2016	519,120	—		2,544,972	—	196,746	7,950	3,268,788
Former Executive Vice President and Chief Operating Officer	2015	509,980	—		1,740,351	—	389,217	3,663	2,643,211
	2014	407,450	—		1,486,866	—	213,804	4,451	2,112,571
Timothy O’Brien (8)	2016	278,462	—		2,045,590	—	150,527	7,950	2,482,529
Senior Vice President and Chief Marketing Officer

(1)
This column reflects the grant date fair value computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For performance-based awards, the grant date fair value is based upon the probable outcome (which represents the maximum award payable) of the awards consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718.

(2)
For 2016, the amounts listed in this column represent cash incentive awards earned by the NEOs for 2016 performance, as further described in the section entitled “Cash Bonus” above. The amounts listed in this column for 2015 and 2014 are reported in the fiscal year earned. The NEOs received their cash incentive award payments in the year following the fiscal year in which the award was earned.

(3)The following table sets forth all other compensation amounts for 2016 by type:

Name	Matching 401(k) Contributions	Tax Gross ups (a)	Accrued Vacation	Severance Payment	Total All Other Compensation
Jonathan Bush	7,950	4,109	—	—	12,059
Kristi A. Matus (b)	7,950	—	4,518	299,409	311,877
Karl Stubelis	7,950	—	—	—	7,950
Stephen N. Kahane	7,950	—	—	—	7,950
Ed Park	7,950	—	—	—	7,950
Timothy O’Brien	7,950	—	—	—	7,950

(a)
Tax gross-ups were paid in connection with tax obligations associated with travel, entertainment, and meals for the NEO’s spouse or children that were provided by us. In 2016, tax gross-ups were provided in connection with spousal or family travel to our 100% annual sales club meeting. Perquisites and other personal benefits provided to each of the NEOs had an aggregate incremental value of less than $10,000 and accordingly have been omitted from the table in accordance with SEC rules.

(b)
For Ms. Matus, the amounts reported under “Accrued Vacation” and “Severance Payment” were made pursuant to her separation agreement dated May 31, 2016. For more information on Ms. Matus’s separation agreement, see “Employment and Separation Agreements” above.

(4)
Ms. Matus stepped down from her position as Chief Financial and Administrative Officer and entered into a separation agreement with us on June 4, 2016, which superseded her prior employment agreement. Under the terms of the separation agreement, Ms. Matus’s employment with us ended on May 31, 2016. For more information on Ms. Matus’s separation agreement, see “Employment and Separation Agreements” above.

(5)	Represents a non-refundable signing bonus in connection with Ms. Matus’ commencement of her employment.

(6)	Mr. Stubelis was appointed as Chief Financial Officer, effective May 31, 2016.

(7)	Mr. Stubelis received a cash referral bonus pursuant to our employee referral bonus policy, which is available to all employees.

(8)	Mr. O’Brien was not a named executive officer in fiscal 2015 and 2014, and therefore no information is presented for these years.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted to the NEOs during the fiscal year ended December 31, 2016.
Grants of Plan-Based Awards — 2016

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan Bush	3/1/2016				27,272	54,544	81,816		7,842,546
		—	690,000	1,770,000
Kristi A. Matus	3/1/2016				5,285	10,570	15,855		1,519,812
		254,400	407,040	508,800
Karl Stubelis	3/1/2016							4,000	529,480
	3/1/2016							3,685	487,783
	6/1/2016							12,500	1,595,000
		138,000	241,500	293,250
Stephen N. Kahane	3/1/2016				8,838	17,677	26,515		2,541,695
		260,000	416,000	520,000
Ed Park	3/1/2016				8,850	17,700	26,550		2,544,972
		260,330	416,528	520,660
Timothy O’Brien	3/1/2016				1,359	2,719	4,078		390,965
	3/1/2016							12,500	1,654,625
		114,000	199,500	242,250

(1)
The amounts reported in this column represent the threshold, target, and maximum cash incentive awards for fiscal 2016. The cash incentive awards are paid annually. The amounts earned by each NEO for 2016 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. These awards are described in more detail above in the section entitled “Cash Bonus.”

(2)
The amounts reported in this column represent the number of shares subject to performance-based PSU awards granted to the NEOs pursuant to our 2007 Stock Option and Incentive Plan. These awards are described in more detail above in the section entitled “Equity.”

(3)
The amounts reported in this column represent the number of shares subject to RSU awards granted to the NEOs pursuant to our 2007 Stock Option and Incentive Plan. These awards are described in more detail above in the section entitled “Equity.”

(4)
The amounts reported in this column represent the grant date fair value of the stock awards as computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning unexercised options; stock awards that have not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2016. Ms. Matus stepped down from her position, effective May 31, 2016. She did not have any outstanding equity awards as of December 31, 2016, and is not included in the table below.
Outstanding Equity Awards at Fiscal Year-End — 2016

			Option Awards				Stock Awards
Name	Grant Date	Vesting Start Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jonathan Bush	3/3/2008	(3)	19,750	—	32.72	3/3/2018
	4/1/2010	2/15/2010	150,000	—	36.78	4/1/2020
	4/1/2011	4/1/2011	75,000	—	44.90	4/1/2021
	3/1/2012	3/1/2012	244,630	—	70.86	3/1/2022
	3/1/2013	(4)	136,500	45,500	96.09	3/1/2023
	3/3/2014	(5)	50,000	50,000	195.05	3/3/2024
	3/2/2015	(6)	22,500	67,500	129.25	3/2/2025
	3/1/2016	(7)							54,544	5,736,392
Karl Stubelis	11/1/2013	9/3/2013					1,375	144,609
	3/3/2014	3/1/2014					542	57,002
	3/2/2015	3/1/2015					1,611	169,429
	3/1/2016	3/1/2016					4,000	420,680
	3/1/2016	3/1/2016					3,685	387,551
	6/1/2016	6/1/2016					12,500	1,314,625
Stephen Kahane	3/1/2011	3/1/2011	9,000	—	45.10	3/1/2021
	3/1/2011	(8)	15,561	—	45.10	3/1/2021
	3/1/2013	3/1/2013					1,940	204,030
	3/3/2014	3/1/2014					3,750	394,388
	3/3/2014	(5)					3,268	343,696
	3/2/2015	(6)	973	2,918	129.25	3/2/2025
	3/2/2015	(6)					3,502	368,305
	3/2/2015	3/1/2015					15,000	1,577,550
	3/1/2016	(7)							17,677	1,859,090
Ed Park	3/1/2013	3/1/2013					3,528	371,040
	3/3/2014	(5)					3,812	400,908
	3/2/2015	(6)					10,099	1,062,112
	3/1/2016	(7)							17,700	1,861,509
Timothy O’Brien	3/1/2013	3/1/2013					250	26,293
	3/3/2014	3/1/2014					424	44,592
	3/2/2015	3/1/2015					673	70,779
	3/2/2015	3/1/2015					1,500	157,755
	3/1/2016	3/1/2016					12,500	1,314,625
	3/1/2016	(7)							2,719	285,957

(1)	Unless indicated otherwise, all stock options and RSUs vest in four equal annual installments beginning on the first anniversary of the vesting start date.

(2)	Based on a per share price of $105.17, which was the closing price per share of our common stock as quoted on NASDAQ on December 30, 2016.

(3)	100% exercisable and vested on the grant date.

(4)
Represents an award of 182,000 stock options, half of which are subject to vesting upon attainment of pre-established performance metrics. The performance metrics were attained, and the unvested portion of the award consisting of 22,750 performance-based stock options and 22,750 time-based stock options vests in full on March 1, 2017.

(5)
Represents a performance-based stock option and/or PSU award, which vests in four equal annual installments beginning on March 1, 2015, based upon the achievement of certain performance goals for the 2014 performance period.

(6)
Represents a performance-based stock option and/or PSU award, which vests in four equal annual installments beginning on March 1, 2016, subject to achievement of certain performance goals for the 2015 performance period. The awards are described in more detail above in the section entitled “Equity.”

(7)
Represents a PSU award, which vests in three equal annual installments beginning on March 1, 2017, based upon the achievement of certain performance goals for the 2016, 2017 and 2018 performance periods.

(8)
Represents a performance-based stock option award. The option vested based upon the attainment of pre-established performance metrics on the March 1 following each of the performance periods, 2011-2012, 2013, and 2014.

Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of stock options by, and PSU and RSU awards that vested for, the NEOs during the fiscal year ended December 31, 2016.
Option Exercises and Stock Vested — 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jonathan Bush	48,000	4,717,573	—	—
Kristi A. Matus	16,962	163,566	12,354	1,631,999
Karl Stubelis	—	—	2,183	276,919
Stephen N. Kahane	—	—	14,742	1,951,399
Ed Park	12,500	1,151,230	16,300	4,109,030
Timothy O’Brien	—	—	3,125	390,850

(1)	This amount is equal to the difference between the fair market value of the shares acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)	This amount is the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control
The following discussion and tables describe and explain the potential payments and benefits that would be received by the NEOs upon a termination of employment or a change-in-control of athenahealth to our NEOs under their existing contracts, agreements, plans, and arrangements.
Kristi Matus, former Executive Vice President and Chief Financial and Administration Officer
On July 21, 2014, we entered into an employment agreement with Ms. Matus. Under the terms of the employment agreement, if we terminated her employment without “cause” or if she resigned from her employment for “good reason,” then Ms. Matus was eligible to continue to receive her base salary bi-weekly at the then-current rate for 12 months following the termination of her employment. For purposes of the employment agreement, “cause” means her (1) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (2) a conviction of, or a plea of guilty or nolo contendere to, any felony (not involving the operation of a motor vehicle) or any misdemeanor involving moral turpitude; (3) engagement in any activity that she knows or should know could materially harm the business or reputation of us or any of our affiliates, provided that this clause shall not apply to any actions taken or omitted in a good faith belief that the action taken or omission was in our best interest; (4) material violation of any statutory, contractual, or common law duty or obligation owed to us (including, without limitation, the duty of loyalty) that causes demonstrable injury to us or any of our affiliates; (5) material breach of the employment agreement; or (6) repeated failure, in our reasonable judgment, to substantially perform her assigned duties or responsibilities; and “good reason” means (1) if she commutes, a permanent relocation of her assigned office that results in an increase in her one-way commuting distance by more than 35 miles; (2) a 5% or greater decrease in the total of her base salary and target bonus compensation at plan (except for any decrease in compensation that applies to our employees generally); or (3) a material reduction in her duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction. As a condition to Ms. Matus’ receipt of this severance, she was obligated to execute a separation agreement prepared by us containing a mutual release of claims, and mutual covenants of cooperation, confidentiality, and non-disparagement. In addition, the agreements for the equity awards granted in connection with Ms. Matus’ hiring provided that if we terminated her employment without “cause” or if she resigned from her employment for “good reason,” then the vesting of those stock option and RSU awards accelerated through the first vesting date that next followed termination of employment.
On June 4, 2016, we entered into a separation agreement with Ms. Matus, which provides the terms concerning her separation from employment with us as of May 31, 2016 and superseded her prior employment agreement. The separation agreement provides, among other matters, the following termination benefits: (i) salary continuation for a period of 12 months following the separation date of May 31, 2016, (ii) with respect to Ms. Matus’s non-qualified stock option award and RSU award granted on August 1, 2014, accelerated vesting on May 31, 2016 as though Ms. Matus had been employed by us through August 1, 2016, and (iii) up to six months of outplacement assistance services.  Ms. Matus also has acknowledged that she continues to be bound by her obligations under her employment agreement that survive the termination of her employment, except for her non-compete covenant. Under the separation agreement, Ms. Matus has also agreed to a mutual release, non-disparagement, and cooperation covenants, as well as a mutual general release of claims.
The following table summarizes the payments and benefits payable to Ms. Matus under her agreements as a result of her separation from employment with us on May 31, 2016:

Payments and Benefits	Termination Without Cause or for Good Reason ($)
Cash Severance (1)	$508,800
Stock Options (2)	39,600
RSUs (3)	1,268,700
Total	$1,817,100

(1)	This amount represents salary continuation for a period of 12 months following the separation date. As of December 31, 2016, $299,409 of this amount has been paid to Ms. Matus.

(2)
Pursuant to the terms of Ms. Matus’s separation agreement, 7,500 stock options vested on May 31, 2016 as a result of the acceleration with an exercise price per share of $121.59. This amount equals the difference between the exercise price per share of the stock option and the closing market price of our common stock on May 31, 2016 of $126.87 per share multiplied by the number of stock options that vested as a result of the acceleration.

(3)
This amount equals the closing market price of our common stock on May 31, 2016, of $126.87 multiplied by the number of shares subject to the outstanding RSU award that vested on May 31, 2016 as a result of the acceleration.

Stephen N. Kahane, Executive Vice President and President, Client Organization
On February 18, 2011, we entered into an employment agreement with Dr. Kahane. Under the terms of the employment agreement, if we terminate his employment without “cause” or if he resigns from his employment for “good reason,” then Dr. Kahane is eligible to continue to receive his base salary bi-weekly at the then-current rate for six months following the termination of his employment. For purposes of the employment agreement, “cause” means his (1) act involving fraud, embezzlement, or misappropriation during his employment; (2) material default in the performance of any of his obligations to us; (3) adjudication as guilty by, or entry of a plea of guilty or no contest before, a court of competent jurisdiction in regard to a felony; (4) being found by a court to have engaged in one or more wrongful acts that individually, or in the aggregate, have a material adverse effect on us, our prospects, earnings, or financial condition; or (5) death or physical or mental incapacity; and “good reason” means (1) a material diminution by us to his base salary; (2) a materially adverse change by us in his authorities or responsibilities; or (3) a change of more than 50 miles in the principal location at which he provides services to us. As a condition to Dr. Kahane’s receipt of this severance, he must execute a separation agreement prepared by us containing a mutual release of claims, and mutual covenants of cooperation, confidentiality, and non-disparagement.
The amount payable to Dr. Kahane under his agreement, assuming a termination of employment or a change-in-control of athenahealth as of December 31, 2016, is $260,000.
Karl Stubelis, Senior Vice President, Chief Financial Officer, and Treasurer
On May 19, 2016, we entered into an employment agreement with Mr. Stubelis, which became effective on May 31, 2016. Under the terms of the employment agreement, if we terminate his employment without “cause” or if he resigns from his employment for “good reason,” then Mr. Stubelis is eligible to continue to receive his base salary bi-weekly at the then-current rate for six months following the termination of his employment. For purposes of the employment agreement, “cause” means his (1) substantial failure to perform (other than by reason of disability), or substantial negligence in the performance of, his duties and responsibilities to us or any of our affiliates; (2) material breach of the employment agreement or any other agreement between Mr. Stubelis and us or any of our affiliates; (3) commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (4) other conduct that is or could reasonably be expected to be harmful to our business interests or our reputation; and “good reason” means (1) a material diminution by us in his duties, authorities, and/or responsibilities; (2) a change of more than 50 miles in the principal location at which he provides services to us; (3) a material reduction by us to his base salary, unless such reductions are made across the board and apply to similarly situated executives; or (4) a material breach by us of our obligations under his employment agreement. As a condition to Mr. Stubelis’s receipt of this severance, he must execute a separation agreement prepared by us containing a general release of claims and other customary terms in the form provided to him by us at the time his employment is terminated.
In addition, Mr. Stubelis’s employment agreement provides that if we terminate his employment without “cause” or he resigns from his employment for “good reason” during the first four years of his employment as Chief Financial Officer, then the vesting of the RSU award granted to Mr. Stubelis in connection with his promotion will accelerate through the first vesting date that next follows termination of employment.
The following table summarizes the payments and benefits payable to Mr. Stubelis under his agreement assuming a termination of employment as of December 31, 2016:

Payments and Benefits	Termination Without Cause or for Good Reason ($)
Cash Severance (1)	$172,500
RSUs (2)	328,656
Total	$501,156

(1)	This amount represents salary continuation for a period of six months following the assumed termination date.

(2)
This amount equals the closing market price of our common stock on December 30, 2016 of $105.17 multiplied by the number of shares subject to the outstanding RSU award that would have vested as a result of the acceleration.

Other NEOs
We are not a party to any contracts, agreements, plans, or arrangements that would provide cash payments or any other benefits to Messrs. Bush, Park, or O’Brien in connection with any termination of employment, change-in-control of athenahealth, or change in responsibilities.
Acceleration of Vesting of Equity Awards
Under the 2007 Stock Option and Incentive Plan, all outstanding stock options become fully vested and exercisable, all other stock awards with time-based vesting, conditions or restrictions become fully vested and nonforfeitable, and all other stock awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a “sale event” in the administrator’s discretion, unless assumed or substituted. A “sale event” is defined as: (1) our dissolution or liquidation; (2) the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity; (3) a merger, reorganization, or consolidation in which the outstanding shares of our common stock are converted into or exchanged for securities of the successor entity and the holders of our outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction; or (4) the sale of all of our common stock to an unrelated person or entity.
In addition, as of July 2013, our equity award agreements under the 2007 Stock Option and Incentive Plan contain a “double-trigger” provision, such that if a sale event occurs and the grantee’s service with athenahealth and any successor or any affiliate thereof, whether as an employee, director, or consultant is either (i) terminated by the successor company without “cause” or (ii) terminated by the grantee with “good reason,” in either case within 12 months after the effective time of the sale event, then, immediately prior to such termination, any unvested stock options or RSU awards or earned PSU awards fully vest. For purposes of the equity award agreements, “cause” means that, in the reasonable determination of the successor company, (1) the grantee has committed an act that materially injures the business of the successor company; (2) the grantee has refused or failed to follow lawful and reasonable directions of the board of directors of the successor company or the appropriate individual to whom the grantee reports; (3) the grantee has willfully or habitually neglected his or her duties with the successor company; (4) the grantee has been convicted of a felony that is likely to inflict or has inflicted material injury on the business of the successor company; or (5) the grantee has committed a material fraud, misappropriation, embezzlement, or other act of gross dishonesty that resulted in material loss, damage, or injury to the successor company; and “good reason” means that any of the following are undertaken without the grantee’s express written consent: (1) the assignment to the grantee of any duties or responsibilities that result in a significant diminution in his or her function as in effect immediately prior to the effective date of the sale event, provided that a mere change in title or reporting relationships shall not constitute good reason; (2) a 10% or greater reduction in the grantee’s annual target total cash compensation (that is, base salary, plus any cash bonus that would be paid for grantee’s performance at a “meets expectations” level and athenahealth meeting its performance targets, plus any sales commissions that would be due for grantee meeting any sales quota that he or she may have), as in effect on the effective date of the sale event; (3) a relocation of the grantee’s business office to a location more than 50 miles from the location at which he or she performed duties as of the effective date of the sale event, except for required travel by the grantee on the successor company’s business to an extent substantially consistent with his or her business travel obligations prior to the sale event; or (4) a material breach by the successor company of any provision of the equity award agreement.
The table below sets forth the estimated benefits that the NEOs would receive (a) upon consummation of a sale event in which the awards are not assumed or substituted by the successor, or (b) upon termination of employment by us without “cause” or by the NEO for “good reason” within 12 months of a sale event, that in each case hypothetically occurred as of December 31, 2016. Ms. Matus is not shown in the table below as her employment with us ended on May 31, 2016.

	Awards Not Assumed or Substituted		Termination Without Cause or for Good Reason
	Option Awards	Stock Awards	Option Awards	Stock Awards
Name	($)(1)	($)(2)	($)(1)	($)(2)
Jonathan Bush	$413,140	$5,736,392	$—	$5,736,392
Karl Stubelis	—	2,493,896	—	2,493,896
Stephen N. Kahane	—	4,747,058	—	4,543,028
Ed Park	—	3,695,569	—	3,324,529
Timothy O’Brien	—	1,900,001	—	1,873,709

(1)
These amounts equal the difference between the exercise price per share of the stock option and the closing market price of our common stock on December 30, 2016 of $105.17 per share multiplied by the number of stock options that would have vested as a result of the acceleration.

(2)
These amounts equal the closing market price of our common stock on December 30, 2016 of $105.17 multiplied by the number of shares subject to the outstanding PSU and RSU awards that would have vested as a result of the acceleration.

Director Compensation
During fiscal 2016, our non-employee director cash and equity compensation consisted of the following:
Cash Compensation

Meeting Fees*	Meeting Fee
In Person — Board Meeting	$3,000
In Person — Committee Meeting	$3,000
By Phone — Board Meeting and Board Calls	$1,000
By Phone — Committee Meeting	$1,000

Retainers*	Annual Retainer
Board Member	$20,000
Lead Director	$20,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$12,500

*
Meeting fees and retainers are payable quarterly in arrears, and retainers are pro-rated for any partial period. Board meeting fees will only be paid once per scheduled meeting even if a meeting occurs over one or more days. Committee meeting fees will only be paid once per day even if more than one committee meeting is attended on such day.

Equity Compensation
Each non-employee director receives an annual RSU award having a value of $225,000. The number of shares subject to the RSU award is calculated by dividing $225,000 by the closing price per share of our common stock on the date of grant. The RSU award is granted on the first business day of March and will vest in full on the first anniversary of the grant date, subject to continued service on the Board. Awards for new directors are pro-rated for partial year service and granted on the first business day of the month following the later of the initial date of service or the date on which such grant is approved. The value of the RSU award is reviewed annually by the nominating and corporate governance committee and is subject to change.
Following a review of market practices and trends by FW Cook, the Board of Directors adopted a new director compensation plan, effective as of February 7, 2017, which applies to our non-employee directors. Under the new plan, we shifted away from per-meeting fees and will instead pay an annual cash retainer of $60,000 to each non-employee director for service on the Board of Directors. The retainers for the lead director and committee chairs outlined above remain the same under the new plan. In addition, the equity compensation outlined above remains the same under the new plan, except that the number of shares subject to the RSU award will be calculated by dividing $225,000 by the average closing price per share of the Company’s common stock as listed on NASDAQ during the last 30 trading sessions preceding and including the date of grant.
During 2016, in accordance with the 2016 director compensation plan, the Board of Directors approved the following RSU awards for the non-employee directors:

Director	RSUs(1)
Amy Abernethy	1,700
Brandon Hull	1,700
Dev Ittycheria	1,700
John A. Kane	1,700
Jacqueline B. Kosecoff	1,700
David E. Robinson	1,700
Thomas J. Szkutak (2)	1,160

(1)	The RSU awards were granted on March 1, 2016. All RSU awards fully vested on March 1, 2017.

(2)	Mr. Szkutak joined the Board of Directors on June 14, 2016. He received a pro-rated award of 1,160 RSUs on July 1, 2016.

In addition to the cash and equity compensation described above, we reimburse each non-employee director for reasonable travel and other expenses, including those related to director education, in connection with attending meetings of the Board of Directors or committees thereof.
The following table sets forth information concerning the compensation of each non-employee director during the fiscal year ended December 31, 2016.
Director Compensation Table — 2016

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Amy Abernethy	$57,000	$225,029	$282,029
Brandon Hull	78,000	225,029	303,029
Dev Ittycheria	65,500	225,029	290,529
John A. Kane	76,000	225,029	301,029
Jacqueline B. Kosecoff	71,000	225,029	296,029
David E. Robinson	58,000	225,029	283,029
Thomas J. Szkutak (2)	32,877	160,242	193,119

(1)
The amounts in this column represent the grant date fair value computed in accordance with ASC Topic 718. The assumptions used to calculate these amounts are set forth in Notes 1 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The aggregate number of stock and option awards outstanding on December 31, 2016, for the non-employee directors, are as follows:

Name	Stock Awards	Option Awards
Amy Abernethy	1,700	—
Brandon Hull	1,700	23,565
Dev Ittycheria	1,700	—
John A. Kane	1,700	22,955
Jacqueline B. Kosecoff	1,700	—
David E. Robinson	1,700	10,000
Thomas J. Szkutak	1,160	—

(2)	Mr. Szkutak joined the Board of Directors on June 14, 2016.

Equity Compensation Plan Information
The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		Weighted-Average Remaining Contractual Life in Years
Equity compensation plans approved by security holders	2,500,724	(1)	$82.34	(2)	2,196,098	(3)	5.1
Equity compensation plans not approved by security holders(4)	42,941	(5)	94.51	(2)	536,648		2.7
Total	2,543,665		$82.68		2,732,746		5.1

(1)
Includes 1,261,944 shares issuable upon the exercise of outstanding stock options and 1,233,955 shares subject to PSU and RSU awards granted under the 2007 Stock Option and Incentive Plan and 4,825 shares issuable upon the exercise of outstanding stock options granted under the 2000 Stock Option and Incentive Plan.

(2)	The weighted-average exercise price does not take into account the shares subject to PSU and RSU awards, which have no exercise price.

(3)
Includes 2,085,817 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Stock Option and Incentive Plan and 110,281 shares available for issuance pursuant to equity awards that could be granted in the future under the 2007 Employee Stock Purchase Plan.

(4)
Consists of the Epocrates, Inc. 2010 Equity Incentive Plan (“Epocrates Plan”), which was assumed in connection with our acquisition of Epocrates in March of 2013. The Epocrates Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. Additionally, the Epocrates Plan provides for the grant of performance-based cash awards. Only employees, consultants, or directors hired after the closing of the Epocrates acquisition, or any individual who was previously employed by Epocrates, are eligible to receive stock awards under the Epocrates Plan. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the Epocrates Plan, including determining recipients, dates of grant, strike price, or purchase price of awards granted and the types of consideration to be paid for the award. In the event of certain specified significant transactions, the surviving or acquiring corporation may assume, continue, or substitute similar stock awards for the outstanding stock awards granted under the Epocrates Plan. If the surviving or acquiring entity elects not to assume, continue, or substitute such stock awards, then the stock awards will become fully vested.

(5)	Includes 36,631 shares issuable upon the exercise of outstanding stock options and 6,310 shares subject to RSUs granted under the Epocrates Plan.
OVERVIEW OF PROPOSALS
This Proxy Statement contains four proposals requiring shareholder action. Proposal 1 requests the election of three directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of Deloitte & Touche LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2017. Proposal 3 requests an advisory vote on the compensation of our NEOs. Proposal 4 requests an advisory vote on the frequency of the advisory vote to approve the compensation of our NEOs. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. One class is elected each year at the annual meeting of shareholders for a term of three years. Vacancies on the Board of Directors are filled by the affirmative vote of a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall hold office for the remainder of the full term of that class, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.
The terms of the Class I directors are scheduled to expire at the upcoming Annual Meeting. Based on the recommendation of the nominating and corporate governance committee, the Board of Directors’ nominees for election by shareholders are the current Class I members: Amy Abernethy, Jonathan Bush, and Brandon Hull. If elected, each nominee will serve as a director until the annual meeting of shareholders in 2020 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal.
The names of and certain information about the directors in each of the three classes are set forth below. There are no family relationships among any of our directors or executive officers.
It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.
Nominees for Class I Directors
The names of the nominees for Class I directors and certain information about each are set forth below.

Name	Positions and Offices Held with athenahealth	Director Since	Age
Amy Abernethy	Director	2010	48
Jonathan Bush	President, Chief Executive Officer and Chairman of the Board	1997	48
Brandon Hull	Lead Director	2007	56
Directors Not Standing for Election
The names of and certain information about the members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Positions and Offices Held with athenahealth	Director Since	Class and Year in Which Term Will Expire	Age
Jacqueline B. Kosecoff	Director	2012	Class II - 2018	67
David E. Robinson	Director	2011	Class II - 2018	73
Thomas J. Szkutak	Director	2016	Class II - 2018	56
Dev Ittycheria	Director	2010	Class III - 2019	50
Jack Kane	Director	2007	Class III - 2019	64
Ed Park	Director	2017	Class III - 2019	42
Vote Required and Board of Directors’ Recommendation
Our Bylaws provide that, in uncontested elections of directors (as is the case for this annual meeting), each nominee must receive a majority of votes cast to be elected, which means the nominee shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An abstention does not count as a vote cast. A broker holding shares in street name does not have discretionary voting power with respect to the election of directors and may not vote shares unless the broker receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the election of directors. If you do not provide instructions for this proposal, the persons named in the accompanying proxy card will vote each proxy “for” the election of each of the director nominees.
Previously, director nominees were elected by a plurality of the vote, but in March 2017, the Board of Directors amended our Bylaws to provide for majority voting.
In an uncontested election such as this, if any incumbent director nominated for re-election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, such director must promptly tender his or her irrevocable resignation to the Board of Directors. The nominating and corporate governance committee will make a recommendation to the Board of Directors on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 calendar days from the date of the certification of the election results. Full details of the Company’s majority voting policy and resignation procedures are set forth in our Bylaws.
Our Board of Directors recommends that shareholders vote FOR the election of each of the nominees for Class I director listed above.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee is directly responsible for the appointment, evaluation, compensation, retention, and oversight of the independent registered public accounting firm retained to audit our financial statements. The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The members of the audit committee and the Board of Directors currently believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2017 is in the best interests of the Company and its investors. Accordingly, the Board of Directors recommends that shareholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.
Deloitte & Touche LLP has been retained as our independent registered public accounting firm since 2002. In order to assure continuing auditor independence, the audit committee oversees the regular rotation of our lead engagement partner at Deloitte & Touche LLP and also periodically considers whether there should be a rotation of the independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.
Deloitte & Touche LLP Fees
The audit committee is responsible for the audit fee negotiations associated with its retention of Deloitte & Touche LLP. The following table sets forth fees billed for professional audit services and other services rendered to us by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2016 and 2015.

	Fiscal 2016	Fiscal 2015
Audit Fees	$2,036,895	$1,815,740
Audit-Related Fees	—	—
Tax Fees	434,055	467,314
All Other Fees	22,050	22,000
Total	$2,493,000	$2,305,054
Audit Fees.    Audit fees consisted of audit work performed in connection with the audit of our annual financial statements and internal controls, the review of our interim financial statements, as well as work generally only the independent auditor can reasonably be expected to provide.
Audit-Related Fees.    There were no audit-related fees for fiscal 2016 or 2015.
Tax Fees.    Tax fees consisted principally of assistance with matters related to tax compliance, advice, and planning.
All Other Fees.    All other fees consisted of a subscription to “Bersin by Deloitte,” a research and advisory membership program.
Pre-Approval of Audit and Permissible Non-Audit Services
SEC rules permit the audit committee to pre-approve services by establishing policies and procedures for audit and permissible non-audit services, provided that the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not result in the delegation of the audit committee’s responsibilities to management. Accordingly, our audit committee has an Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, which we refer to as the Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require separate pre-approval by the audit committee.

The Policy describes in detail the audit, audit-related, tax, and all other permissible services that have the pre-approval of the audit committee. The Policy is designed to allow the audit committee to make a well-reasoned assessment of the impact of the services for which pre-approval is being sought on the auditor’s independence. The term of any pre-approval under the Policy is 12 months from the date of pre-approval, unless the audit committee considers a different period and specifically states otherwise. The audit committee will periodically revise the list of services pre-approved pursuant to the Policy, based on subsequent determinations. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.
As provided in SEC rules, the audit committee may delegate pre-approval authority to one or more of its independent members. If time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the chairperson of the audit committee has the authority to grant such pre-approval, provided that the chairperson is independent, and, in accordance with the Policy, will report such a pre-approval decision to the audit committee at the next scheduled meeting.
All Deloitte & Touche LLP services and fees in fiscal 2016 and fiscal 2015 were pre-approved by the audit committee. The fees for the 2016 year-end audit were also approved by the audit committee.
Vote Required and Board of Directors’ Recommendation
The approval of Proposal 2 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will have no effect on this proposal.
Our Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
Audit Committee Report
The audit committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, evaluation, compensation, retention, and oversight of our independent registered public accounting firm, Deloitte & Touche LLP, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any permissible non-audit services that may be performed by Deloitte & Touche LLP; overseeing our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.
The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which we refer to as the PCAOB. The audit committee’s main responsibility is to monitor and oversee this process.
The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 16, as amended, as adopted by the PCAOB in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. The audit committee has received the written disclosures and the letter from the independent accountant prescribed by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of permissible non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.
Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.
THE AUDIT COMMITTEE

John A. Kane (Chair)
Amy Abernethy
Brandon Hull
David E. Robinson

The information contained in this report shall not be deemed to be soliciting material and shall not be deemed filed or incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval of the 2016 compensation of our named executive officers as disclosed in this Proxy Statement, including in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion. We encourage you to read the Compensation Discussion and Analysis, which describes our executive compensation program in detail. Highlights of our executive compensation program include:

•	Competitive and Market-Based — We use market data to set competitive but market-reasonable compensation for our executive officers.

•
Pay for Performance — We use scorecards with pre-established financial and operational metrics for cash bonuses. Our scorecards serve as report cards for our performance for each year and they measure key performance indicators required for long-term success.

•	Balanced Compensation — Cash and equity awards are carefully balanced to establish appropriate incentives to drive short- and long-term performance, as well as employee retention.

•
Alignment with shareholders — Metrics and targets used to set compensation focus on financial and operational performance crucial to growth and designed to align the interests of our executive officers and shareholders.

•
Continual Improvement — Our compensation plans are reviewed and revised annually based on market surveys and the plans’ demonstrated effectiveness. We continue to adopt compensation governance practices that are in alignment with market best practice to better manage and mitigate executive compensation risk.

Vote Required and Board of Directors’ Recommendation
This vote is advisory and will not be binding on the Board of Directors. However, our Board of Directors values input from shareholders on our executive compensation program, and our compensation committee will consider the outcome of the vote when making future executive compensation decisions.
The approval of Proposal 3 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” and broker “non-votes” will have no effect on this proposal.

The Board of Directors recommends that shareholders vote FOR the 2016 compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures.

PROPOSAL 4
FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders the opportunity to cast an advisory vote on whether the advisory vote on executive compensation, or say-on-pay vote, should occur every one, two, or three years. Shareholders may indicate their preference for an annual, biennial or triennial say-on-pay vote, or may abstain from voting on the resolution. We are required to hold an advisory vote to determine the frequency of the say-on-pay vote at least once every six years. In 2011, our shareholders voted for annual say-on-pay votes which we have held each year since 2011.

Our Board of Directors recommends that the say-on-pay vote be held every year. Our compensation committee reviews, adjusts, and approves executive compensation on an annual basis.

Vote Required and Board of Directors’ Recommendation
This vote is advisory and will not be binding on the Board of Directors. However, our Board of Directors values input from shareholders on our executive compensation program and will take into consideration our shareholders’ preferences when determining the frequency of the say-on-pay vote. Our Board of Directors may decide that it is in the best interests of our shareholders to hold a say-on-pay vote more or less frequently than the option chosen by shareholders.
This matter is being submitted to enable shareholders to express a preference as to whether future advisory votes on executive compensation should be held every one, two, or three years. Whichever option receives the most votes will be the option chosen by shareholders. Shares that are voted “abstain” and broker non-votes have no effect on this proposal.

The Board of Directors recommends that shareholders vote that the advisory vote on executive compensation be held every ONE year.

HOUSEHOLDING OF PROXY MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2016, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 311 Arsenal Street, Watertown, MA 02472, Attention: Secretary or call us at (617) 402-1000. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

DIRECTIONS

From the Massachusetts Turnpike going West:

•	Take the Turnpike to Exit 17 and follow the signs towards “Watertown” (that is, stay in one of the two right lanes). This is Galen Street.

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•
At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 311 Arsenal Street is the first brick building straight ahead as you enter the campus. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

From the Massachusetts Turnpike going East:

•	Take the Turnpike to Exit 17 (Newton/Watertown). At the top of the ramp, go straight but get in the second lane from the left.

•
Turn LEFT back over the Mass Pike and immediately get in one of the two rightmost lanes. Be careful in merging to the right, as traffic in those lanes can be heavy. Once in one of the right lanes, continue straight toward Galen Street (to Watertown Square).

•	Follow Galen Street until you come to a five-way intersection (immediately after crossing the Charles River) and take a sharp right onto Charles River Road.

•
At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 311 Arsenal Street is the first brick building straight ahead as you enter the campus. You can either enter our parking lot and park in an “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

ATHENAHEALTH, INC.
311 ARSENAL STREET
WATERTOWN, MA 02472

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E26145-P89094

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ATHENAHEALTH, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Against All	For All Except
1. Elect three directors to serve as Class I directors for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Amy Abernethy
02) Jonathan Bush
03) Brandon Hull

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. An advisory vote on the frequency of the advisory vote to approve executive compensation.	☐	☐	☐	☐

NOTE: Transact other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

E26146-P89094

athenahealth, Inc.
Annual Meeting of Shareholders
June 7, 2017 5:00 PM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dan Haley and Karl Stubelis as proxies, each with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of athenahealth, Inc. held of record by the undersigned on April 10, 2017, at the Annual Meeting of Shareholders to be held at our headquarters located at 311 Arsenal Street, Watertown, MA 02472, on June 7, 2017, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1